Exhibit 10.1

EXECUTION

ORIGINAL

ASSET PURCHASE AGREEMENT

Dated as of September 30, 2004

by and among

DEMAND MANAGEMENT, INC.

(a Georgia corporation)

(as Purchaser)

and

DEMAND MANAGEMENT, INC.

(a Missouri corporation)

(as Seller)

and

STEPHEN JOHNSTON and

MICHAEL CAMPBELL

(as Shareholders)

i

	3.23	Bank Accounts and Powers of Attorney	42
	3.24	Permits	42
	3.25	No Changes Since Balance Sheet Date	42
	3.26	Disclosure	45
	3.27	Government Contracts	45
	3.28	Warranty Claims	45
	3.29	Brokers’ or Finders’ Fees	46

4.	REPRESENTATIONS OF NEWCO		46
	4.1	Existence and Good Standing of NEWCO; Power and Authority	46
	4.2	Consents and Approvals; No Violations	47
	4.3	Brokers’ or Finders’ Fees	47

5.	COVENANTS OF DMI		47
	5.1	Conduct of Business of DMI	47
	5.2	Exclusive Dealing	50
	5.3	Review of DMI	51
	5.4	Commercially Reasonable Efforts	51
	5.5	Public Announcements	52
	5.6	Notification of Certain Matters	52
	5.7	Intercompany Accounts	52
	5.8	Noncompetition; Nonsolicitation; Nondisclosure; Nondisparagement	52
	5.9	Non-Solicitation of Employees	55
	5.10	Employee Matters	55

6.	CONDITIONS TO NEWCO’S OBLIGATIONS		55
	6.1	Truth of Representations and Warranties	55
	6.2	Performance of Agreements	56
	6.3	Opinion of DMI’s Counsel	56
	6.4	Good Standing and Other Certificates	56
	6.5	No Material Adverse Change	56
	6.6	No Litigation	56
	6.7	No Injunctions	57
	6.8	Other Consents and Approvals	57
	6.9	Statutes; Orders	57
	6.10	Proceedings	57
	6.11	Employment Agreements	57
	6.12	Amended Returns	57
	6.13	Prior Tax Agreements	57
	6.14	Landlord Consents; Estoppel Certificates	57
	6.15	Customer Relationships	58

7.	CONDITIONS TO DMI’S OBLIGATIONS		58
	7.1	Truth of Representations and Warranties	58
	7.2	Performance of Agreements	58
	7.3	No Injunctions	58
	7.4	Governmental Approvals	58

	7.5	Statutes; Orders	58
	7.6	Proceedings	58

8.	ADDITIONAL COVENANTS OF PARTIES		59
	8.1	Employees And Employee Benefits	59
	8.2	Payment Of All Taxes Resulting From Sale Of Assets By DMI	61
	8.3	Payment Of Other Retained Liabilities	61
	8.4	Restrictions On DMI Dissolution And Distributions	62
	8.5	Removing Excluded Assets	62
	8.6	Reports And Returns	62
	8.7	Assistance In Proceedings	62
	8.8	Customer And Other Business Relationships	62
	8.9	Retention Of And Access To Records	63
	8.10	Further Assurances	63
	8.11	Maintenance	63
	8.12	Name Change	63

9.	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		64
	9.1	Survival of Representations	64
	9.2	Indemnification	64
	9.3	Indemnification Procedure	65
	9.4	Third Party Claims	66

10.	TERMINATION AND ABANDONMENT		68
	10.1	Termination	68
	10.2	Effect of Termination	69

11.	MISCELLANEOUS		69
	11.1	Expenses	69
	11.2	Governing Law	69
	11.3	Jurisdiction	69
	11.4	Notices	70
	11.5	Assignment; Parties in Interest	71
	11.6	Counterparts	71
	11.7	Entire Agreement	71
	11.8	Amendments	71
	11.9	Severability	71
	11.10	Third Party Beneficiaries	72
	11.11	No Strict Construction	72
	11.12	Waiver of Jury Trial	72

Schedule 2.1(x)	Claims Against Third Parties Relating to the Assets
Schedule 2.2(iv)	Deposits, Prepaid Expenses, and Claims for Refunds and Rights to Offset
Schedule 2.2(xi)	Excluded Property and Assets
Schedule 2.3(c)(i)	Accounts of DMI

Schedule 2.4(a)(iii)	Liability to Customers for Nondelinquent Orders
Schedule 2.4(a)(vi)	Other Liability of DMI
Schedule 2.5	Purchase Price Allocation
Schedule 3.2(a)	Exceptions to Consents and Approvals
Schedule 3.2(b)	Exceptions for Filings and Approvals
Schedule 3.5(a)	States of Formation of DMI’s Subsidiaries
Schedule 3.5(b)	Jurisdictions Where Subsidiaries are Qualified to Do Business
Schedule 3.5(c)	Capitalization of Subsidiaries
Schedule 3.5(d)	Equity Ownership of DMI and Subsidiaries
Schedule 3.9	Title to Personal Properties
Schedule 3.10	Owned Real Property
Schedule 3.11	Leased Real Property
Schedule 3.12(a)	Material Contracts
Schedule 3.13	Litigation
Schedule 3.14(a)	Tax Returns
Schedule 3.14(b)	Payment of Taxes
Schedule 3.14(c)(i)	Tax Matters – Audit or Examination by Tax Authorities
Schedule 3.14(c)(ii)	Tax Matters – Agreements or Waivers Relating to Payment or Collection
Schedule 3.14(c)(v)	Tax Matters – Other Jurisdictions
Schedule 3.14(d)(i)	Report of Alston & Bird LLP re: International Tax; State and Local Tax
Schedule 3.14(d)(ii)	Exceptions to International Tax; State and Local Tax
Schedule 3.15	Insurance Policies and Pending Claims
Schedule 3.16(a)	Intellectual Properties Owned by DMI
Schedule 3.16(b)	Intellectual Property Licensed by DMI
Schedule 3.16(c)	Licensee License Agreements
Schedule 3.16(e)	Exceptions to Registrations
Schedule 3.16(h)	Exceptions to Rights to Use
Schedule 3.16(i)	Notice of Claims
Schedule 3.16(j)	Claims Made
Schedule 3.16(l)	Source Codes
Schedule 3.16(m)	Software
Schedule 3.16(n)	Exceptions to Rights to Internet Domain Names
Schedule 3.18(a)	Suppliers
Schedule 3.18(b)	VARs
Schedule 3.18(c)	Customers
Schedule 3.20(a)	Employee Benefit Plans
Schedule 3.21	Environmental Laws and Regulations
Schedule 3.22	Interests in Clients, Suppliers, Etc.
Schedule 3.23	Bank Accounts and Powers of Attorney
Schedule 3.24	Permits and Pending Applications
Schedule 3.25	Material Adverse Changes
Schedule 3.27	Government Contracts
Schedule 3.28	Warranty Claims
Schedule 4.2(a)	Exceptions to Consents and Approvals – NEWCO
Schedule 4.2(b)	Exceptions to Filings and Approvals — NEWCO
Schedule 6.11	Persons Executing Employment Agreements

Exhibit 2.7(a)(i)	Bill of Sale
Exhibit 2.7(a)(ii)	Assignment and Assumption Agreement
Exhibit 2.7(a)(iii)	Assignment and Assumption of Lease
Exhibit 2.7(a)(iv)(A)	Assignment of Copyrights
Exhibit 2.7(a)(iv)(C)	Assignment of Service Marks and Trademarks
Exhibit 2.7(a)(vi)	Employment Agreement – Michael Campbell
Exhibit 2.7(a)(vii)	Escrow Agreement
Exhibit 6.3	Form of DMI’s Counsel Legal Opinion
Exhibit 9.3(a)	Certificate - Indemnification

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of September 30, 2004, is by and among:

(i)	Demand Management, Inc., a Georgia corporation (“NEWCO”), which is a wholly-owned subsidiary of Logility, Inc., a Georgia corporation;

(ii)	Demand Management, Inc., a Missouri corporation (“DMI”);

(iii)	Stephen Johnston, a resident of the State of Missouri (“Johnston”); and

(iv)	Michael Campbell, a resident of the State of Missouri (“Campbell”).

Johnston and Campbell may be individually referred to as a “Shareholder” or collectively as the “Shareholders.” NEWCO, DMI, and the Shareholders may be referred to individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Johnston and Campbell own collectively twenty thousand (20,000) shares of the common stock, par value one dollar ($1.00) per share, of DMI, which shares constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of DMI;

WHEREAS, DMI desires to sell, and NEWCO desires to purchase, certain assets of DMI for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated by this Agreement or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Breach” shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in Atlanta, Georgia, shall be authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“DMI’s Intellectual Property” shall mean any Intellectual Property or rights thereto, owned by DMI or any of its Subsidiaries or used or held for use in connection with the business of DMI or any of its Subsidiaries.

“DMI’s Property” shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by DMI or its Subsidiaries.

“Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or any other Law, including those consisting of or relating to:

(i)	any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(ii)	any fine, penalty, judgment, award, settlement, Proceeding, damages, loss, claim, demand, or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(iii)	financial responsibility under any Environmental Law or other Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any Environmental Law or other Law (whether or not such Cleanup has been required or requested by any Governmental or Regulatory Authority or any other Person) and for any natural resource damages; or

(iv)	any other compliance, corrective, or remedial measure required under any Environmental Law or other Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” shall mean any Law, Order, or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release, or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority.

“Indebtedness” of any Person shall mean and include:

(i)	indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money,

(ii)	amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments,

(iii)	indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security,

(iv)	commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit),

(v)	indebtedness secured by a Lien on assets or properties of such Person,

(vi)	obligations or commitments to repay deposits or other amounts advanced by and owing to third parties,

(vii)	obligations under any interest rate, currency, or other hedging agreement,

(viii)	any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, which such obligation is required to be treated as a capitalized lease under GAAP, or

(ix)	guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim, or liability of any other Person of a type described in clauses (i) through (viii) above.

Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Intellectual Property” shall mean any of the following:

(i)	U.S. and non-U.S. patents, and with respect to either, applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions, and reexaminations thereof;

(ii)	registered and unregistered trademarks, service marks, and other indicia of origin, pending trademark, and service mark registration applications, and intent-to-use registrations or similar reservations of marks;

(iii)	registered and unregistered copyrights and mask works, and applications for registration of either;

(iv)	Sites;

(v)	trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer Software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and

(vi)	any good will associated with any of the foregoing.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Material Adverse Change” or “Material Adverse Effect” shall mean:

(i)	when used with respect to DMI, any materially adverse change in or effect on the business, assets, liabilities, results of operation, condition (financial or otherwise),

or prospects of DMI and its Subsidiaries, taken as a whole, other than changes or effects relating to general economic conditions, or general conditions in the information technology infrastructure management services industry, in each case, that do not disproportionately affect DMI and its Subsidiaries, or

(ii)	when used with respect to NEWCO or DMI, as the case may be, any materially adverse change in or effect on (including any material delay) the ability of NEWCO or DMI, as the case may be, to perform its obligations under this Agreement.

“Order” shall mean any judgment, order, injunction, decree, writ, permit, or license of any Governmental or Regulatory Authority or any arbitrator.

“Ordinary Course of Business” shall mean actions taken by a Person if such actions:

(i)	are consistent in nature, scope, and magnitude with the past practices of such Person and are taken in the ordinary course of the normal, day-to-day operations of such Person;

(ii)	do not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and do not require any other separate or special authorization of any nature; and

(iii)	are similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Liens” shall mean (i) Liens reflected in the Balance Sheet, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by DMI or its Subsidiaries, and (iii) Liens for current taxes, assessments, or governmental charges or levies not yet due and payable.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization, any other form of legal entity, and a Governmental or Regulatory Authority.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Related Person” shall mean:

With respect to a particular individual:

(i)	each other member of such individual’s Family;

(ii)	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii)	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv)	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(i)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii)	any Person that holds a Material Interest in such specified Person;

(iii)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(iv)	any Person in which such specified Person holds a Material Interest; and

(v)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition,

(i)	“control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933 as amended;

(ii)	the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual; and

(iii)	“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Sites” shall mean internet domain names, applications, and reservations therefor, uniform resource locators and the corresponding Internet sites.

“Software” means any computer program, operating system, applications system, firmware, or Software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language, or any other language or symbols, and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies, or other governmental charges, including all federal, state, local, foreign, and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies, or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return (as defined below)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

“Working Capital” shall mean the current assets of an entity, less the current liabilities of such entity, determined in accordance with GAAP and in a manner consistent with the policies and principles used by such entity in connection with the preparation of its financial statements, including its balance sheet. Current assets shall include cash and cash equivalents, accounts receivable, prepaid expenses and other prepaid items, inventory, and other current assets. Current liabilities shall include accounts payable and other current liabilities and shall not include the current portion of long-term Indebtedness of the entity.

1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below.

Defined Term	Section
Active Employees	Section 8.1(a)
Adjustment Amount	Section 2.8
Agreed Claims	Section 9.3(c)
Agreement	Preamble

Allocation	Section 2.5
Assets	Section 2.1
Assignment and Assumption Agreement	Section 2.7(a)(ii)
Assumed Liabilities	Section 2.4(a)
Balance Sheet	Section 3.6(a)
Balance Sheet Date	Section 3.6(a)
Bill of Sale	Section 2.7(a)(i)
Campbell	Preamble
Cash Adjustment	Section 2.8(a)
Certificate	Section 9.3(a)
Closing	Section 2.6
Closing Balance Sheet	Section 2.9(a)
Closing Cash	Section 2.3(a)
Closing Date	Section 2.6
Closing Financial Statements	Section 2.9(a)
Closing Working Capital Competing Business Confidential Information	Section 2.9(a) Section 5.8(b) Section 5.8(d)
Contract	Section 3.2(a)
DMI	Preamble
DMI Contract	Section 3.12(a)
DMI Indemnitee DMI’s Software	Section 9.2(b) Section 3.16(m)(i)
DSE	Section 5.7
Employment Agreement	Section 2.7(a)(vi)
Employee Benefit Plans	Section 3.20(a)
ERISA	Section 3.20(a)
Escrow Agreement Estimated Cash Estimated Working Capital	Section 2.7(a)(vii) Section 2.3(b) Section 2.3(b)
Excluded Assets General Escrow Amount GTSA	Section 2.2 Section 2.3(c) Section 5.8(c)
Hired Active Employee	Section 8.1(b)(i)
Independent Accountant	Section 2.9(c)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
IRS	Section 3.20(c)
Johnston	Preamble
NEWCO	Preamble
NEWCO Indemnitee	Section 9.2(a)
Losses	Section 9.2(a)
Monthly Financial Statements	Section 5.3(c)
Multiemployer Plan	Section 3.20(c)
Party	Preamble

PBGC	Section 3.20(c)
Permit	Section 3.24
Pre-Closing Periods	Section 3.14(b)
Purchase Price	Section 2.3
Restricted Contracts	Section 2.10
Restricted Party	Section 5.8(b)
Retained Liabilities	Section 2.4(b)
Returns	Section 3.14(a)
Shareholder	Preamble
Single Employer Plan	Section 3.20(e)
Tax Escrow Amount	Section 2.3(c)
Unaudited Estimated Balance Sheet	Section 3.6(a)
Unaudited Estimated Balance Sheet Date VAR	Section 3.6(a) Section 3.18(b)
VEBAs	Section 3.20(a)
WARN	Section 3.19(l)
Warranty Claims Working Capital Adjustment	Section 3.28 Section 2.8(a)

1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Sections, Exhibits, Schedules, and Recitals are references to sections, exhibits, schedules, and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

1.4 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

1.5 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of DMI, DMI confirms that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranty.

2. SALE AND TRANSFER OF ASSETS; CLOSING.

2.1 Assets To Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Date, DMI shall sell, convey, assign, transfer, and deliver to NEWCO, and NEWCO shall purchase and acquire from DMI, free and clear of any Liens other than Permitted Liens, all of DMI’s right, title, and interest in and to the following property and assets, real, personal, or mixed, tangible and intangible, of DMI, of every kind and description, wherever located (but excluding the Excluded Assets):

(i)	all real property, including the real property described in Schedule 3.10;

(ii)	all tangible personal property, including those items described in Schedule 3.9;

(iii)	all inventories;

(iv)	all accounts receivable;

(v)	all written Contracts listed in Schedule 3.12(a); all oral Contracts specifically listed on Schedule 3.12(a); and all outstanding offers or solicitations made by or to DMI to enter into any Contract, as specifically listed on Schedule 3.12(a);

(vi)	all Permits and all pending applications therefor or renewals thereof;

(vii)	all data and records related to the operations of DMI, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and (subject to any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty) copies of all personnel records and other records described in Section 2.2(vii) of this Agreement;

(viii)	all of the intangible rights and property of DMI, including Intellectual Property, going concern value, goodwill, telephone, telecopy, and e-mail addresses and listings, and those items listed in Schedules 3.16(a) and (c);

(ix)	all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

(x)	all claims of DMI against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(x); and

(xi)	all rights of DMI relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 2.2(iv) and that are not excluded under Section 2.2(viii).

All of the property and assets to be transferred to NEWCO under this Agreement are referred to collectively in this Agreement as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless NEWCO expressly assumes that Liability pursuant to Section 2.4(a) of this Agreement.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of DMI (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated under this Agreement, are excluded from the Assets, and shall remain the property of DMI after the Closing:

(i)	all cash, cash equivalents, and short-term investments;

(ii)	all minute books, stock records, and corporate seals;

(iii)	the shares of capital stock of DMI held in treasury;

(iv)	those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(iv);

(v)	all insurance policies and rights thereunder (except to the extent specified in Section 2.1(ix) and (x) of this Agreement);

(vi)	all of the DMI Contracts, except those listed in Schedule 3.12(a);

(vii)	all personnel records and other records that DMI is required by law to retain in its possession;

(viii)	all claims for refund of Taxes and other governmental charges of whatever nature;

(ix)	all rights in connection with, and assets of, the Employee Benefit Plans;

(x)	all rights of DMI under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the Escrow Agreement; and

(xi)	the property and assets expressly designated in Schedule 2.2(xi).

2.3 Consideration for the Assets.

(a)	Purchase Price. The consideration for the Assets (the “Purchase Price”) will be:

(i)	Nine Million Five Hundred Thousand Dollars ($9,500,000.00), adjusted by:

(A)	adding the amount of Closing Working Capital (defined in Section 2.9(a) of this Agreement) (if it is a positive number) or subtracting the amount of Closing Working Capital (if it is a negative number) and

(B)	subtracting the amount of cash, cash equivalents, and short-term investments, as reflected on each of the Closing Financial Statements (“Closing Cash”), and

(ii)	the assumption of the Assumed Liabilities.

(b) Calculation of Payments at Closing. At least two (2) Business Days, but not more than five (5) Business Days prior to the Closing Date, the Parties shall review the Unaudited Estimated Balance Sheet (unless a more recent balance sheet is available, in which case the Parties shall use said balance sheet) and determine:

(i)	the sum of the cash, cash equivalents, and short-term investments, as reflected on the Unaudited Estimated Balance Sheet (the “Estimated Cash”), and

(ii)	the amount of Working Capital reflected on the Unaudited Estimated Balance Sheet (the “Estimated Working Capital”); provided, however, that, in calculating the amount of Estimated Working Capital, the amount of Working Capital will assume the recognition of revenue related to the provision of maintenance services in connection with the DMI Software that was recognized consistent with the past practices of DMI.

(c) Disbursements of Payments at Closing. At the Closing, in accordance with Section 2.7(b) of this Agreement, NEWCO shall deliver to DMI the Purchase Price, with adjustments, as follows:

(i)	by wire transfer to the account of DMI as set forth on Schedule 2.3(c)(i), the sum of Seven Million Nine Hundred Sixty-seven Thousand Dollars ($7,967,000.00), adjusted by:

(A)	adding the amount of Estimated Working Capital (if it is a positive number) or subtracting the Estimated Working Capital (if it is a negative number) and

(B)	subtracting the amount of Estimated Cash, and

(ii)	Five Hundred Thousand Dollars ($500,000.00) paid to the escrow agent pursuant to the Escrow Agreement as the “General Escrow Amount,” as defined in the Escrow Agreement;

(iii)	One Million Thirty-three Thousand Dollars ($1,033,000.00) paid to the escrow agent pursuant to the Escrow Agreement as the “Tax Escrow Amount,” as defined in the Escrow Agreement; and

(iv)	the balance of the Purchase Price by the execution and delivery of the Assignment and Assumption Agreement.

(d) Payment Adjustments. If necessary, the amount paid at Closing shall be adjusted to reflect the amount of the Purchase Price, and said adjustment, if any, shall be paid in accordance with Section 2.8 of this Agreement.

2.4 Liabilities.

(a) Assumed Liabilities. On the Closing Date, NEWCO shall assume and agree to discharge only the following Liabilities of DMI (the “Assumed Liabilities”):

(i)	any trade account payable reflected on the Unaudited Estimated Balance Sheet (other than a trade account payable to any Shareholder or a Related Person of DMI or any Shareholder) that remains unpaid at, and is not delinquent as of, the Closing Date;

(ii)	any trade account payable (other than a trade account payable to any Shareholder or a Related Person of DMI or any Shareholder) incurred by DMI in the Ordinary Course of Business after the date of the Unaudited Estimated Balance Sheet and before the Closing Date that remains unpaid at and is not delinquent as of the Closing Date;

(iii)	any Liability to DMI’s customers incurred by DMI in the Ordinary Course of Business for nondelinquent orders outstanding as of the Closing Date and listed on Schedule 2.4(a)(iii) (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(iv)	any Liability arising after the Closing Date under the DMI Contracts described in Schedule 3.12(a) (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(v)	any Liability of DMI arising after the Closing Date under any DMI Contract described in Schedule 3.12(a) that is entered into by DMI after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of, or relating to, a Breach that occurred prior to the Closing Date); and

(vi)	any Liability of DMI described in Schedule 2.4(a)(vi).

(b) Liabilities Retained by DMI. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed, and discharged solely by, DMI. “Retained Liabilities” shall mean every Liability of DMI other than the Assumed Liabilities, including:

(i)	any Liability arising out of or relating to products of DMI to the extent manufactured or sold prior to the Closing Date, other than to the extent assumed under Section 2.4(a)(iii), (iv) or (v) of this Agreement;

(ii)	any Liability under any Contract assumed by NEWCO pursuant to Section 2.4(a) of this Agreement that arises after the Closing Date, but that arises out of, or relates to, any Breach that occurred prior to the Closing Date;

(iii)	any Liability for Taxes, including (A) any Taxes arising as a result of DMI’s operation of its business or ownership of the Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, and (C) any deferred Taxes of any nature;

(iv)	any Liability under any Contract not assumed by NEWCO under Section 2.4(a), including any Liability arising out of, or relating to, DMI’s credit facilities or any security interest related thereto;

(v)	any Environmental, Health and Safety Liabilities arising out of or relating to the operation of DMI’s business or DMI’s leasing, ownership, or operation of real property;

(vi)	any Liability under the Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for DMI’s employees or former employees or both;

(vii)	any Liability under any employment, severance, retention, or termination agreement with any employee of DMI or any of its Related Persons arising out of employment with DMI;

(viii)	any Liability arising out of, or relating to, any DMI employee grievance concerning DMI whether or not the affected employees are hired by NEWCO;

(ix)	any Liability of DMI to any Shareholder or to any Related Person of DMI or any Shareholder;

(x)	any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of DMI;

(xi)	any Liability to distribute to any of DMI’s shareholders or otherwise to apply all or any part of the consideration received under this Agreement;

(xii)	any Liability arising out of any Proceeding pending as of the Closing Date;

(xiii)	any Liability arising out of any Proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date;

(xiv)	any Liability arising out of, or resulting from, DMI’s compliance or noncompliance with any Law or Order of any Governmental or Regulatory Authority, including any obligation that may be imposed upon NEWCO as a result of the failure of DMI to comply with any bulk sales, bulk transfer, fraudulent conveyance, or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement;

(xv)	any Liability of DMI under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement;

(xvi)	any Liability arising out of, or related to, DMI’s infringement, or alleged infringement, of any Intellectual Property of any other Person; and

(xvii)	any Liability of DMI based upon DMI’s acts or omissions occurring after the Closing Date.

2.5 Allocation. The Purchase Price shall be allocated in accordance with Schedule 2.5 (the “Allocation”). After the Closing, the Parties shall make consistent use of the Allocation, fair market value, and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. NEWCO shall prepare and deliver IRS Form 8594 to DMI within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither NEWCO nor DMI nor Shareholders shall contend or represent that the Allocation is not a correct allocation.

2.6 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of NEWCO’s counsel at Suite 2000, 1201 West Peachtree Street, N.E., Atlanta, Georgia 30309, commencing at 10:00 a.m. (local time) on September 30, 2004 (the “Closing Date”). Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 10.

2.7 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Deliveries of DMI and Shareholders. DMI and Shareholders, as the case may be, shall deliver to NEWCO:

(i)	a bill of sale for all of the Assets that are tangible personal property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by DMI;

(ii)	an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain NEWCO’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by DMI;

(iii)	for each interest in real property identified on Schedule 3.10, a recordable warranty deed, an Assignment and Assumption of Lease in the form of Exhibit 2.7(a)(iii) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to NEWCO and its counsel and executed by DMI;

(iv)	assignments of all DMI’s Intellectual Property Assets and separate assignments of all registered Marks, Patents, and Copyrights in the form of Exhibit 2.7(a)(iv) (A) and (C) executed by DMI;

(v)	such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by NEWCO, each in form and substance satisfactory to NEWCO and its legal counsel and executed by DMI;

(vi)	an employment agreement in the form of Exhibit 2.7(a)(vi), executed by Michael Campbell (the “Employment Agreement”);

(vii)	an escrow agreement in the form of Exhibit 2.7(a)(vii), executed by DMI and each Shareholder and the escrow agent (the “Escrow Agreement”);

(viii)	a certificate executed by DMI and each Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2;

(ix)	a certificate of the Secretary of DMI: (A) certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation and bylaws, or other appropriate organizational documents of DMI, (B) certifying and attaching all requisite resolutions or actions of DMI’s board of directors and shareholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the change of name of DMI, and (C) certifying to the incumbency and signatures of the officers of DMI executing this Agreement and any other document relating to the transactions contemplated by this Agreement, and (D) accompanied by the requisite documents for amending the relevant articles of incorporation and bylaws of DMI, required to effect such change of name, in a form sufficient for filing with the appropriate Governmental or Regulatory Authority; and

(x)	the opinion of DMI’s counsel legal counsel, in the form set forth at Exhibit 6.3.

(b) Deliveries of NEWCO. NEWCO shall deliver to DMI and Shareholders, as the case may be:

(i)	Seven Million Nine Hundred Sixty-seven Thousand Dollars and No Cents ($7,967,000.00) (adjusted as set forth in Section 2.3(c)(i)) by wire transfer to the account specified on Schedule 2.3(c)(i);

(ii)	the Escrow Agreement, executed by NEWCO and the escrow agent, together with the delivery of One Million Five Hundred Thirty-three Thousand Dollars ($1,533,000.00) to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;

(iii)	the Assignment and Assumption Agreement executed by NEWCO;

(iv)	the Employment Agreement executed by NEWCO;

(v)	a certificate executed by NEWCO as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and

(vi)	a certificate of the Secretary of NEWCO certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation and bylaws of NEWCO and certifying and attaching all requisite resolutions or actions of NEWCO’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of NEWCO executing this Agreement and any other document relating to the transactions contemplated by this Agreement.

2.8 Calculation and Payment of Any Adjustment Amount. Upon completion of the Closing Financial Statements described in Section 2.9 of this Agreement, the Parties shall determine whether any adjustment to the amounts paid at the Closing is necessary and, if so, pay it in accordance with this Section 2.8.

(a)	Calculation of Adjustment Amounts. The Parties shall:

(i)	subtract the amount of the Estimated Working Capital from the amount of the Closing Working Capital and thereby determine the “Working Capital Adjustment” and

(ii)	subtract the amount of the Estimated Cash from the amount of the Closing Cash and thereby determine the “Cash Adjustment.”

The Working Capital Adjustment and the Cash Adjustment can each be a positive or negative number. The “Adjustment Amount” shall equal the amount of the Working Capital Adjustment less the amount of the Cash Adjustment.

(b) Payment of the Adjustment Amount. If the Adjustment Amount is a positive number, NEWCO will pay the Adjustment Amount by wire transfer to the accounts specified on Schedule 2.3(c)(i). If the Adjustment Amount is a negative number, DMI will pay the Adjustment Amount to NEWCO by wire transfer. Within three (3) Business Days after the calculation of the Closing Working Capital becomes binding and conclusive on the Parties pursuant to Section 2.9 of this Agreement, DMI or NEWCO, as the case may be, shall make the wire transfer payment provided for in this Section 2.8.

2.9 Adjustment Procedure.

(a) NEWCO shall prepare financial statements (“Closing Financial Statements”) of DMI as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date in accordance with GAAP, including among other things a balance sheet (the “Closing Balance Sheet”). NEWCO shall then use the Closing Balance Sheet to determine the Working Capital for DMI as of the Closing Date (the “Closing Working Capital”); provided, however, that in calculating the amount of the Closing Working Capital the amount of Working Capital shown on the Closing Balance Sheet shall be adjusted to assume the recognition of revenue related to the provision of maintenance services in connection with the DMI Software that would have been recognized consistent with the past practice of DMI. NEWCO shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to DMI within sixty (60) days following the Closing Date.

(b) If, within thirty (30) days following delivery of the Closing Financial Statements and the Closing Working Capital calculation, DMI has not given NEWCO written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of DMI’s objection), then the Closing Working Capital calculated by NEWCO shall be binding and conclusive on the Parties and shall be used in computing the Adjustment Amount.

(c) If DMI duly gives NEWCO such notice of objection, and if DMI and NEWCO fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of NEWCO’s receipt of such objection notice, then DMI and NEWCO shall submit the issues remaining in dispute to a certified public accountant employed by one of the four largest national accounting firms with whom no Party has had a business relationship during the three-year period preceding the Closing Date, or if no such accountant is reasonably available, then to a certified public accountant acceptable to all Parties (the “Independent Accountant”) for resolution applying the principles, policies, and practices referred to in Section 2.9(a) of this Agreement. If issues are submitted to the Independent Accountant for resolution, then:

(i)	DMI and NEWCO shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant;

(ii)	the determination by the Independent Accountant, as set forth in a notice to be delivered to both DMI and NEWCO within sixty (60) days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding, and conclusive on the Parties and shall be used in the calculation of the Closing Working Capital; and

(iii)	DMI and NEWCO will each bear fifty percent (50%) of the fees and costs of the Independent Accountant for such determination.

2.10 Consents. If there are any consents referred to in Section 6.8 of this Agreement that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, then in the case of each Contract as to which such consent was not obtained (or otherwise are not in full force and effect) (the “Restricted Contracts”), NEWCO may waive the closing conditions as to any such consent and either:

(i)	elect to have DMI continue its efforts to obtain the consent; or

(ii)	elect to have DMI retain that Restricted Contract and all Liabilities arising therefrom or relating thereto.

If NEWCO elects to have DMI continue its efforts to obtain any consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4 of this Agreement, then neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance, or delivery (or an attempted sale, assignment, assumption, transfer, conveyance, or delivery) of the Restricted Contracts, and following the Closing, the Parties shall use Best Efforts, and cooperate with each other, to obtain the consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such consents relating to any Restricted Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to NEWCO the benefits of use of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of NEWCO of any and all rights of DMI against a third party thereunder). Once a consent for the sale, assignment, assumption, transfer, conveyance, and delivery of a Restricted Contract is obtained, DMI shall promptly assign, transfer, convey, and deliver such Restricted Contract to NEWCO, and NEWCO shall assume the obligations under such Restricted Contract assigned to NEWCO from and after the date of assignment to NEWCO pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to NEWCO).

3. REPRESENTATIONS OF SELLER. DMI and each Shareholder jointly and severally represents, warrants, and agrees as follows:

3.1 Authority and Enforceability. DMI has the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by DMI as contemplated hereby. DMI has the corporate power and authority to consummate the transactions contemplated hereby and by the other instruments and agreements to be executed and delivered by DMI as contemplated hereby, including the sale, assignment, transfer, and conveyance of the Assets pursuant to this Agreement. The execution, delivery, and performance of this Agreement, and all other instruments and agreements to be executed and delivered by DMI as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of DMI. No other corporate or shareholder action on the part of DMI or its shareholders is necessary to authorize DMI’s execution, delivery, and performance of this Agreement and such other instruments and agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by DMI as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties and thereto, shall have been duly executed and delivered by DMI and shall be valid and binding obligations of DMI, enforceable against DMI in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.2 Consents and Approvals; No Violations.

(a) Other than as set forth on Schedule 3.2(a), the execution and delivery of this Agreement by DMI do not, the execution and delivery by DMI of the other instruments and agreements to be executed and delivered by DMI as contemplated hereby will not, and the consummation by DMI of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of DMI, including the Assets:

(i)	any provision of the articles of incorporation or bylaws of DMI or any of its Subsidiaries;

(ii)	subject to obtaining and making any of the approvals, consents, notices, and filings referred to in Section 3.2(b) of this Agreement, any Law or Order applicable to DMI or any of its Subsidiaries or by which any of their respective properties or assets may be bound;

(iii)	any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written) (each, including all amendments thereto, a “Contract”) to which DMI, or any of its Subsidiaries, is a party, or by which they or any of their respective properties or assets is bound.

(b) Except for such filings and approvals as are set forth on Schedule 3.2(b), no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions, or provisions of any Law or Order applicable to DMI, or any of its Subsidiaries or by which any of their respective properties or assets may be bound, any Contract to which DMI, or any of its Subsidiaries, is a party or by which any of them or any of their respective assets or properties may be bound, for the execution and delivery of this Agreement by DMI, the performance by DMI of its obligations under this Agreement, or the consummation of the transactions contemplated by this Agreement.

3.3 Existence and Good Standing of DMI. DMI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed and organized. DMI has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. DMI is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by DMI or the nature of the business conducted by DMI makes such qualification necessary.

3.4 Capital Stock.

(a) DMI has an authorized capitalization consisting of 50,000 shares of common stock, $1.00 par value, of which 20,000 shares are issued and outstanding and 30,000 are authorized but unissued.

(b) All such outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights.

(c) Except as described above, no shares of capital stock of DMI are authorized, issued, outstanding, or reserved for issuance. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character; agreements, obligations, convertible or exchangeable securities; or other commitments contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, DMI, pursuant to which DMI or any of its Subsidiaries is or may become obligated to issue, deliver, or sell, or cause to be issued, delivered, or sold, shares of common stock, any other shares of the capital stock of, or other equity or voting interest in, DMI or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, DMI.

(d) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of, or other equity or voting interest in, DMI. Neither DMI nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes, or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of DMI on any matter. There are no Contracts to which DMI or any of its Subsidiaries is a party or by which they are bound to:

(i)	repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, DMI or any other Person or

(ii)	vote or dispose of any shares of capital stock of, or other equity or voting interest in, DMI.

There are no outstanding proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, DMI.

3.5 Subsidiaries and Investments.

(a) Set forth on Schedule 3.5(a) is a complete and accurate list of each Subsidiary of DMI and the jurisdiction of organization of such Subsidiaries. Each Subsidiary of DMI is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted.

(b) Set forth on Schedule 3.5(b) is a complete and accurate list of jurisdictions in which each Subsidiary of DMI is qualified or licensed to do business. Each Subsidiary of DMI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased, or operated by such Subsidiary or the nature of the business conducted by such Subsidiary make such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect with respect to DMI.

(c)	Each Subsidiary of DMI has the capitalization set forth on Schedule 3.5(c).

(i)	All of the outstanding shares of capital stock or other equity securities or voting interests, as the case may be, of each Subsidiary of DMI has been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights and, except as set forth on Schedule 3.5(c), are owned, of record and beneficially, by DMI or a Subsidiary of DMI, free and clear of all Liens.

(ii)	There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the capital stock of, or other equity or voting interest in, any Subsidiary of DMI or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of capital stock of, or other equity or voting interest in, such Subsidiary, other than such rights granted to DMI or a Subsidiary of DMI.

(iii)	There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of, or other equity or voting interest in, any Subsidiary of DMI. Neither DMI nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes, or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of any Subsidiary of DMI on any matter.

(iv)	There are no Contracts to which DMI or any of its Subsidiaries is a party or by which they are bound to:

(A)	repurchase, redeem, or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of DMI or

(B)	vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of DMI. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of DMI.

(d) Neither DMI nor any its Subsidiaries own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary, or voting interest in, any Person except as set forth on Schedule 3.5(d).

3.6 Financial Statements; Accounts Receivable; Working Capital.

(a)	DMI has furnished NEWCO with:

(i)	the audited consolidated balance sheets of DMI and its Subsidiaries, if any, as of December 31, 2002, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, all certified by DMI’s accountants,

(ii)	the audited consolidated balance sheets of DMI and its Subsidiaries, if any, as of December 31, 2003 (the “Balance Sheet Date”), and the related audited consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, all certified by DMI’s accountants (the “Balance Sheet”) and

(iii)	the unaudited consolidated balance sheets of DMI and its Subsidiaries, if any, as at September 30, 2004 (the “Unaudited Estimated Balance Sheet Date”) and the related unaudited consolidated statements of operations, shareholders’ equity, and cash flows for the nine (9) months then ended, all certified by DMI’s accountants (the “Unaudited Estimated Balance Sheet”).

The financial statements referred to in this Section 3.6(a), including the footnotes thereto, except as described therein, have been prepared in accordance with GAAP consistently applied throughout the periods indicated.

(b) The Balance Sheet and such other audited balance sheets of DMI referred to in Section 3.6(a) of this Agreement fairly present the financial condition of DMI and its Subsidiaries at the date thereof and the related statements of operations, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of DMI and its Subsidiaries and the changes in their financial condition for the periods indicated.

(c) The Unaudited Estimated Balance Sheet fairly presents the financial condition of, DMI and its Subsidiaries, if any, as of the date thereof and the related statements of operations, shareholders’ equity and cash flows fairly present the results of operations and cash flows of DMI and its Subsidiaries and the changes in their financial condition for the periods indicated.

(d) All of DMI’s (and its Subsidiaries’) accounts and notes receivable as at the Closing Date:

(i)	have arisen from bona fide sales transactions in the Ordinary Course of Business,

(ii)	are carried at values determined in accordance with GAAP consistently applied,

(iii)	are legal, valid, and binding obligations of the respective debtors, and

(iv)	shall be good, valid, and collectible, except to the extent of the reserves taken into account in the determination of the Closing Working Capital.

No person has any Lien on, valid set-off against, or counterclaim against any of DMI’s or its Subsidiaries’ accounts or notes receivable. No request or Contract for any deduction or discount has been made or is contemplated with respect to any of DMI’s or its Subsidiaries’ accounts or notes receivable. No account or note receivable has been collected prior to the due date thereof except in a manner consistent with past practices in the Ordinary Course of Business. There has been no material adverse change since the Balance Sheet Date in the amount of accounts and notes receivable of DMI or its Subsidiaries or the allowances or reserves with respect thereto, or accounts payable of DMI or its Subsidiaries, from that reflected in the Balance Sheet.

(e) DMI maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls to ensure that:

(i)	transactions are executed only with management’s authorization;

(ii)	transactions are recorded as necessary to permit preparation of the consolidated financial statements of DMI and its Subsidiaries and to maintain accountability for the consolidated assets of DMI and its Subsidiaries;

(iii)	access to DMI’s assets is permitted only in accordance with management’s authorization;

(iv)	the reporting of the assets DMI and its Subsidiaries is compared with existing assets at regular intervals; and

(v)	accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.7 Liabilities. Neither DMI nor any of its Subsidiaries has any claims, obligations, liabilities, or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Balance Sheet or specifically disclosed in the footnotes thereto, and (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business.

3.8 Books and Records. The respective minute books of DMI and its Subsidiaries, as previously made available to NEWCO and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the respective shareholders and Boards of Directors of DMI and each Subsidiary. Neither DMI nor any Subsidiary has any of its records, systems, controls, data, or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of DMI or a Subsidiary.

3.9 Title to Personal Properties. Except as set forth on Schedule 3.9, DMI or one of its Subsidiaries has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible and intangible personal property and assets reflected in the Balance Sheet or thereafter acquired, except for properties and assets disposed of in the Ordinary Course of Business, consistent with past practice, since the date of the Balance Sheet. DMI and its Subsidiaries own or have the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of their business as currently conducted. All of the tangible personal property used in the business of DMI and its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.

3.10 Owned Real Property. Schedule 3.10 contains an accurate and complete list of all real property owned in whole or in part by DMI or any of its Subsidiaries and includes the name of the record title holder thereof and a list of all Indebtedness secured by a Lien thereon. DMI and each of its Subsidiaries has good and marketable title in fee simple to all the real property owned by it, free and clear of all Liens except for Permitted Liens. All of the buildings, structures, and appurtenances situated on the real property owned in whole or in part by DMI or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, DMI or one of its Subsidiaries has adequate rights of ingress and egress for operation of the business of DMI or such Subsidiary in the ordinary course. None of such buildings, structures, or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others. No condemnation Proceeding is pending or, to the knowledge of DMI, threatened that would preclude or impair the use of any such property by DMI or such Subsidiary for the purposes for which it is currently used.

3.11 Leased Real Property. Schedule 3.11 contains an accurate and complete list and description of the material terms of all real property leases, subleases, and other occupancy agreements to which DMI or any of its Subsidiaries is a party (as lessee or lessor) or holds an interest. DMI or one of its Subsidiaries has valid leasehold interests in all leased real property described in each lease set forth on Schedule 3.11 (or required to be set forth on Schedule 3.11), free and clear of any and all Liens, except for Permitted Liens. Each lease set forth on Schedule 3.11 (or required to be set forth on Schedule 3.11) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the purchase of the Assets pursuant to this Agreement) that, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default under such lease. Neither DMI nor any of its Subsidiaries has violated any of the terms or conditions under any such lease, and to the knowledge of DMI, all of the covenants to be performed by any other party under any such lease have been fully performed. No condemnation Proceeding is pending, or to the knowledge of DMI, threatened, that would preclude or impair the use of any such leased real property by DMI or such Subsidiary for the purposes for which it is currently used.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth an accurate and complete list of the following Contracts to which DMI or any of its Subsidiaries is a party or by which any of them are bound and which are included in the Assets (each, a “DMI Contract”):

(i)	all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of DMI or any of its Subsidiaries;

(ii)	all Contracts relating to capital expenditures or other purchases of material, supplies, equipment, or other assets or properties (other than purchase orders for inventory or supplies in the Ordinary Course of Business) in excess of $10,000 individually;

(iii)	all Contracts involving a loan (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of DMI and any of its Subsidiaries extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance, or investment;

(iv)	all Contracts involving Indebtedness of DMI or any of its Subsidiaries;

(v)	all Contracts (including so called take-or-pay or keep-well agreements) under which any Person (other than DMI or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of DMI or any of its Subsidiaries;

(vi)	all Contracts granting or evidencing a Lien on any properties or assets of DMI or any of its Subsidiaries, other than a Permitted Lien;

(vii)	all management service, consulting, financial advisory, or any other similar type Contract and any Contracts with any investment or commercial bank;

(viii)	all Contracts limiting the ability of DMI or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(ix)	all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) DMI or any Related Person of DMI (B) any current or former officer or director of DMI or any of its Subsidiaries;

(x)	all Contracts (including letters of intent) involving the disposition or acquisition or the future disposition or acquisition of material assets or properties, or any merger, consolidation, or similar business combination transaction, whether or not enforceable;

(xi)	all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, distribution or similar arrangement;

(xii)	all Contracts involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xiii)	all Contracts involving a confidentiality, standstill, or similar arrangement;

(xiv)	all Contracts involving leases or subleases of personal property, including capital leases, to which DMI or any of its Subsidiaries is a party (as lessee or lessor);

(xv)	all Contracts that are material to DMI and contain a “change in control” or similar provision or require the consent of the other party to assign;

(xvi)	all Contracts including an indemnity by DMI for or against costs relating to infringement of any of DMI’s Intellectual Property;

(xvii)	all network interconnection Contracts;

(xviii)	all Contracts involving $1,000 or more that are not cancelable by DMI or any of its Subsidiaries without penalty on thirty (30) days or less notice; or

(xix)	all other Contracts that are material to the business of DMI and its Subsidiaries taken as a whole.

(b) Each Contract set forth on Schedule 3.12(a) is in full force and effect and there exists no (i) default or event of default by DMI or any of its Subsidiaries or, to the knowledge of DMI, any other party to any such contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition, or act (including the consummation of the transactions contemplated hereby) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by DMI or any of its Subsidiaries or, to the knowledge of DMI, any other party thereto, with respect to any material term or provision of any such Contract. Neither DMI nor any Subsidiary has violated any of the material terms or conditions of any contract or agreement set forth on Schedule 3.12(a) (or required to be set forth on Schedule 3.12(a)) and, to the knowledge of DMI all of the covenants to be performed by any other party thereto have been fully performed in all material respects. DMI has delivered to NEWCO true and complete copies, including all amendments, of each Contract set forth on Schedule 3.12(a).

3.13 Litigation. Except as set forth on Schedule 3.13, there is no Proceeding by (or to the knowledge of DMI any investigation by) any Governmental or Regulatory Authority or any other Person pending, or, to the knowledge of DMI, threatened, against or affecting the Assets or DMI or any of its Subsidiaries, or any of their properties, assets or rights. Neither DMI nor any of its Subsidiaries knows of any valid basis for any such Proceeding. Except as set forth on Schedule 3.13, neither DMI nor any of its Subsidiaries is subject to any Order.

3.14 Taxes.

(a) Tax Returns. Except as set forth in Schedule 3.14(a), DMI has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates, and informational tax returns) for Taxes (“Returns”) that are required to be filed by, or with respect to, DMI or any of its Subsidiaries on or prior to the Closing Date. The filed Returns have accurately reflected and will accurately reflect all liability for Taxes of DMI for the periods covered thereby.

(b) Payment of Taxes. Except as set forth in Schedule 3.14(b), all Taxes and Tax liabilities of DMI for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Periods”) have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of DMI in accordance with GAAP applied on a consistent basis.

(c)	Other Tax Matters.

(i)	Except as set forth on Schedule 3.14(c)(i), neither DMI nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state, or locality (and no such audit is pending or contemplated) nor has DMI or any of its Subsidiaries received any notices from any taxing authority relating to any issue that could adversely affect the Tax liability of DMI or any of its Subsidiaries.

(ii)	Except as set forth on Schedule 3.14(c)(ii), neither DMI nor any of its Subsidiaries, as of the Closing Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of DMI or any of its Subsidiaries, (B) is presently contesting the Tax liability of DMI or any of its Subsidiaries before, any court, tribunal or agency, (C) has granted a power-of-attorney relating to Tax matters to any person or (D) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of DMI.

(iii)	Neither DMI nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iv)	All Taxes that DMI or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v)	Except as set forth on Schedule 3.14(c)(v), no written claim has ever been made by any taxing authority in a jurisdiction where DMI or any of its Subsidiaries does not file Returns that DMI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi)	There are no tax sharing, allocation, indemnification, or similar agreements in effect as between DMI or any predecessor or Related Person thereof and any other party (including DMI and any predecessors or Related Persons thereof) under which NEWCO or DMI could be liable for any Taxes or other claims of any party.

(vii)	Neither DMI nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state, or locality.

(viii)	No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat DMI or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

(ix)	Neither DMI nor any of its Subsidiaries is a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(x)	No indebtedness of DMI consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xi)	DMI is not a “foreign person” within the meaning of Section 1445 of the Code.

(xii)	DMI has not been a member of an affiliated group (as such term is defined in Section 1504 of the Code).

(d) International Tax; State and Local Tax. DMI has engaged the services of Alston & Bird LLP to assist DMI in negotiating with various international, state, and local taxing authorities to settle outstanding international, state, and local tax liabilities of DMI. On behalf of DMI, Alston & Bird LLP has negotiated various settlements or closing agreements with such taxing authorities. A copy of the most recent report of Alston & Bird LLP to DMI is attached as Schedule 3.14(d)(i). The report includes a description of all tax years in question, the types of tax, and the settlement amounts with respect to his efforts on behalf of DMI. Except as specifically set forth on Schedule 3.14(d)(ii), DMI has entered into a settlement or a closing agreement with each international, state, or local taxing authority with which it had, prior to such settlement or closing agreement, any outstanding tax liability, and DMI has no other outstanding international, state, and/or local tax liabilities.

3.15 Insurance.

(a) Set forth on Schedule 3.15 is an accurate and complete list of each insurance policy that covers DMI and its Subsidiaries or their businesses, properties, assets, or employees (including self-insurance). Such policies are in full force and effect, all premiums thereon have been paid, and DMI and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies.

(b) Neither DMI nor any of its Subsidiaries is in default under any of the insurance policies set forth on Schedule 3.15 (or required to be set forth on Schedule 3.15) and there exists no event, occurrence, condition, or act (including the purchase of the Assets pursuant to this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder.

(c) Neither DMI nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act (including the purchase of the Assets pursuant to this Agreement) that, with the giving of notice, the lapse of time, or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.

(d) Since December 31, 2003, there has not been any material adverse change in DMI’s or any Subsidiary’s relationship with its insurers or in the premiums payable pursuant to such policies. Schedule 3.15 also sets forth a list of all pending claims and the claims history for DMI and each of its Subsidiaries during the past three (3) years (including with respect to insurance obtained but not currently maintained).

3.16 Intellectual Property.

(a) List of DMI’s Intellectual Property. Schedule 3.16(a) sets forth each item of Intellectual Property owned or held for use by DMI or any of its Subsidiaries; provided, however, that copyrights that are not the subject of a registration or application therefor and items included in clause (v) of the definition of Intellectual Property above shall be listed only if they are of a nature that reasonably allows for the listing thereof. For each listed item, Schedule 3.16(a) sets forth:

(i)	the owner,

(ii)	the jurisdiction where issued, registered, legally sanctioned, filed, or the equivalent,

(iii)	the jurisdictions where used or expected to be used by DMI or any of its Subsidiaries, and

(iv)	the particulars of any registrations or issuances, including all relevant dates, inventors’ names, application numbers, and the status thereof.

(b) DMI as Licensor. Schedule 3.16(b) sets forth each item of Intellectual Property licensed by DMI or any of its Subsidiaries as licensor, together with:

(i)	the owner,

(ii)	the licensee (and any third party beneficiaries),

(iii)	the jurisdiction(s) where licensed for use,

(iv)	license agreement, listed by date and earliest expiry, with respect to each such item of Intellectual Property, and

(v)	whether the license permits the licensee to sublicense the subject Intellectual Property.

(c) DMI as Licensee. Schedule 3.16(c) sets forth each license or other agreement by which DMI or any of its Subsidiaries has obtained rights under any Intellectual Property, together with the identity of the licensor and licensee, the type of rights licensed, and the Intellectual Property licensed.

(d) Sufficiency and Rights. The Intellectual Property and rights under licenses and agreements set forth on Schedules 3.16(a) and (c) include all Intellectual Property rights necessary or material to DMI or any of its Subsidiaries to conduct its business(es) as and where conducted on the Closing Date and as contemplated to be conducted in the near term (including all necessary rights to install licensed Intellectual Property on such CPUs, such numbers of CPUs, and CPUs of such models or processing capacity as currently used). Neither DMI nor any of its Subsidiaries uses any Intellectual Property that is not owned by DMI or a Subsidiary or licensed under an agreement listed in Schedule 3.16(c). Neither DMI’s business operations nor any of its Subsidiaries’ business operations (including the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operation of the business of DMI and its Subsidiaries) violates, infringes, misappropriates, or misuses any Intellectual Property rights or licenses thereof.

(e) Proper Registration. Each item of Intellectual Property listed on Schedule 3.16(a), shown as registered, filed, issued, or applied for, has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the various jurisdictions (national, state, provincial, prefectural and local) indicated on such Schedules, and except as set forth on Schedule 3.16(e), each such registration, filing and/or issuance:

(i)	has not been abandoned, canceled or otherwise compromised,

(ii)	has been maintained effective by all requisite filings, renewals and payments, and

(iii)	remains in full force and effect as of the Closing Date.

Except as set forth on Schedule 3.16(e), there are no actions that must be taken or payments that must be made within one hundred and eighty (180) days following the Closing Date that, if not taken, would adversely affect the Intellectual Property or the right to use same as and where used as of the Closing Date. DMI or one of its Subsidiaries has the exclusive right to file, prosecute, and maintain all applications and registrations with respect to the Intellectual Property set forth on Schedule 3.16(a).

(f) Copies Delivered to NEWCO. Copies of all items of DMI’s Intellectual Property that have been reduced to writing or other tangible form have been delivered by DMI to NEWCO (including true and complete copies of all related licenses, and amendments and modifications thereto).

(g) Defaults under Licenses. To the extent DMI is using, or has used, any Intellectual Property under license in the business of DMI or any of its Subsidiaries, including the Intellectual Property listed in Schedule 3.16(c), no notice of a material default of such license has been sent or received by DMI and/or any of its Subsidiaries which default remains uncured, and the execution, delivery, or performance of DMI’s obligations under this Agreement and under the other instruments and agreements to be executed and delivered as contemplated hereby will not result in such a default. Each such license agreement is a legal, valid, and binding obligation of DMI or any of its Subsidiaries and the relevant other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(h) Liens. Except as set forth on Schedule 3.16(h), DMI or one of its Subsidiaries owns or is licensed to use DMI’s Intellectual Property free and clear of any Liens, other than Permitted Liens, without obligation to pay any royalty or any other fees with respect thereto.

(i) Notice of Claims. Except as set forth on Schedule 3.16(i), neither DMI nor any of its Subsidiaries have received any notice of any claim, or a threat of any claim, from any third party, and no third party claims are pending:

(i)	challenging the right of DMI or any of its Subsidiaries to use any Intellectual Property or alleging any violation, infringement, misuse, or misappropriation by DMI or any of its Subsidiaries of Intellectual Property or indicating that the failure to take a license would result in any such claim, or

(ii)	challenging the ownership rights of DMI or any of its Subsidiaries in any DMI’s Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any DMI’s Intellectual Property.

(j) Claims Made. Except as set forth on Schedule 3.16(j) neither DMI nor any of its Subsidiaries have made any claim of a violation, infringement, misuse, or misappropriation by any third party (including any employee or former employee of DMI or any of its Subsidiaries) of its rights to, or in connection with, any DMI’s Intellectual Property, which claim is pending. Except as set forth on Schedule 3.16(j), neither DMI nor any of its Subsidiaries have entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course of Business.

(k) Work for Hire. DMI and its Subsidiaries have secured valid written assignments from all consultants, contractors, and employees (both current and former) who contributed to the creation or development of DMI’s Intellectual Property. Such assignments assign to DMI all rights to such contributions that DMI or one of its Subsidiaries do not already own by operation of law.

(l) Steps to Preserve Confidentiality. Each of DMI and its Subsidiaries have published internal policies and taken all other necessary and reasonable steps to protect and preserve the confidentiality of all of DMI’s or its Subsidiaries’ trade secrets and other proprietary and confidential information including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms, and processes. Any disclosure of such information to, and use by, any third party has been pursuant to the terms of a written confidentiality agreement between such third party and DMI or its Subsidiaries. Neither DMI nor any of its Subsidiaries has breached any agreements of non-disclosure or confidentiality or is currently alleged or claimed to have done so. Except as set forth on Schedule 3.16(l), DMI has neither made, nor entered into any agreement to make, any of DMI’s source codes available to any other Person, including any escrow agent.

(m) Software. In no way limiting the generality of the other representations of this Agreement, including those set forth in this Section 3.16, Schedule 3.16(m) sets forth an accurate and complete list and description of:

(i)	all Software owned, marketed, licensed, used, or under development by DMI (“DMI’s Software”) and

(ii)	a product description, the language in which DMI’s Software is written, and the type of hardware platform(s) on which DMI’s Software runs.

Except as set forth on Schedule 3.16(m), and except for operating system software that is generally commercially available, no other Software is used or required to provide the functionality required under any Contract relating to DMI’s Software with any customer of DMI.

Except as explained on Schedule 3.16(m), DMI has good title to, and has the full right to use and transfer to NEWCO, all of DMI’s Software, free and clear of any Lien. No rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for DMI’s Software.

With respect to all of DMI’s Software:

(i)	DMI maintains machine-readable master-reproducible copies, source code listings, technical documentation, and user manuals for the most current releases or versions of DMI’s Software and for all earlier releases or versions thereof currently being supported by DMI;

(ii)	in each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(iii)	DMI’s Software is written in the language set forth on Schedule 3.16(m), for use on the hardware set forth on Schedule 3.16(m) with standard operating systems;

(iv)	DMI’s Software can be maintained and modified by programmers currently employed by DMI; and

(v)	DMI’s Software operates in accordance with the user manual therefor and DMI has no knowledge of, and have received no written notice with respect to, any material operating defects with respect to any of DMI’s Software.

None of DMI’s Software, or its past or current uses, has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret, or other Intellectual Property of any Person. No Person is violating or infringing upon, or has violated or infringed upon at any time, any of DMI’s Software.

Except as set forth on Schedule 3.16(m), none of DMI’s Software is owned by, or registered in the name of, any current or former shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative, contractor, or Related Person of DMI nor does any such Person have any interest in any of DMI’s Software or any right to any of DMI’s Software, including the right to royalty payments.

(n) Internet Domain Names. Except as set forth on Schedule 3.16(n), for the twelve-month period prior to the Closing Date, the internet domain names and uniform resource locaters listed in Schedule 3.16(a) direct and resolve to the appropriate internet protocol addresses and are and have been accessible to Internet users on those certain computers used by DMI to make the Sites (as defined in the definition of Intellectual Property) so accessible substantially twenty-four (24) hours per day, seven (7) days per week and are, and have been, operational for downloading content from the those certain computers used by DMI to make the Sites so accessible on a twenty-four (24) hours per day, seven (7) days per week basis. DMI or one of its Subsidiaries has fully operational back-up copies of the Sites (and all related Software, databases, and other information), made from the current versions of the Sites as accessible to Internet users. From the date hereof until the Closing Date, back-up copies have been made no less frequently than every fourteen days and such back-up copies have been stored in a safe and secure environment, fit for the back-up such media, and are not located at the same location of the server supporting the Sites. DMI has no reason to believe that the Sites will not operate or will not continue to be accessible to internet users on substantially a 24/7 basis prior to, at the time of, and after the Closing Date.

3.17 Compliance with Laws. DMI and each of its Subsidiaries has complied and is in compliance with all applicable Laws and Orders except where the failure to so comply, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to DMI. Neither DMI nor any of its Subsidiaries has received any notice that any violation of the foregoing is being or may be alleged.

3.18 Suppliers, VARs, and Customers.

(a) Suppliers. Schedule 3.18(a) sets forth each supplier accounting for more than $1,000 of consolidated purchases of DMI and its Subsidiaries, taken as a whole, during the twelve-month period immediately preceding the Closing Date.

(b) VARs. Schedule 3.18(b) sets forth: (i) the name of each value-added reseller, distributor, agent, or representative (each, a “VAR”) that distributes, markets, or arranges for customers of DMI to license any of DMI’s Software and (ii) whether there is a written agreement between DMI and the VAR. If there is an agreement, either written or oral, between DMI and the VAR, then such Contract is listed on Schedule 3.12.

(c) Customers. Schedule 3.18(c) sets forth each customer accounting for more than $1,000 of consolidated sales of DMI and its Subsidiaries, taken as a whole, during the twelve-month period immediately preceding the Closing Date, for which DMI is, as of the Closing Date, providing maintenance services.

(d) Status of Relationships. The relationships of DMI and its Subsidiaries with each supplier, VAR, and customer listed on Schedules 3.18(a) through (c) are good commercial working relationships, and except as set forth on such schedules, no such supplier, VAR, or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with DMI or any of its Subsidiaries. DMI has received no notice that any such supplier, VAR, or customer may cancel or otherwise materially and adversely modify its relationship with DMI or any of its Subsidiaries or limit its services, supplies, or materials to DMI or any of its Subsidiaries, or its usage or purchase of the services and products of DMI and its Subsidiaries either as a result of the transactions contemplated by this Agreement or otherwise. Notwithstanding anything set forth in this Section 3.18, however, DMI has terminated, effective on or prior to the Closing Date, that certain Managing Agency Agreement Between Demand Management, Inc. and Demand Solutions (Europe) Ltd., dated April 2, 1999.

3.19 Employment Relations.

(a) DMI and each of its Subsidiaries has been and is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not and is not engaged in any unfair labor practice.

(b) No unfair labor practice complaint against DMI or any of its Subsidiaries is pending before the National Labor Relations Board.

(c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving DMI or any of its Subsidiaries.

(d) No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. Section 151 et. seq.) existing or threatened with respect to the operations of DMI or any of its Subsidiaries.

(e) No grievance exists, no Proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted.

(f) Neither DMI nor any of its Subsidiaries is subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by DMI or any of its Subsidiaries, and no collective bargaining or labor union agreement is currently being negotiated by DMI or any of its Subsidiaries.

(g) Neither DMI nor any of its Subsidiaries has experienced any material labor difficulty or work stoppage during the last three years.

(h) There has not been, and to the knowledge of DMI there will not be, any material adverse change in relations with employees of DMI or any of its Subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

(i) Neither DMI nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or threatened against it.

(j) No wage and hour department investigation has been made of DMI or any of its Subsidiaries.

(k) There are no occupational health and safety claims against DMI or any of its Subsidiaries.

(l) Since the enactment of the Worker Adjustment and Retraining Notification Act (“WARN”), neither DMI nor any of its Subsidiaries has effectuated either (i) a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DMI or any of its Subsidiaries or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of DMI or any of its Subsidiaries. Neither DMI nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and none of the employees of DMI or any of its Subsidiaries has suffered an “employment loss” (as defined in WARN) during the six months prior to the date hereof.

(m) DMI and each of its Subsidiaries is in compliance with the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder except for such non-compliance which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to DMI.

(n) Prior to the date hereof, DMI has provided NEWCO with an accurate and complete list showing the names of all individuals who received compensation from DMI or any of its Subsidiaries for services rendered during calendar year 2003 and during calendar year 2004 up to and including the Unaudited Estimated Balance Sheet Date, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year and for services expected to be rendered during the current fiscal year.

3.20 Employee Benefit Plans.

(a) List of Plans. Set forth on Schedule 3.20(a) is an accurate and complete list of all U.S. and non-U.S. (“Employee Benefit Plans”), defined as:

(i)	“employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”);

(ii)	bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section

501(c)(9) of the Code, profit sharing, pension, or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and

(iii)	employment, consulting, termination, and severance contracts or agreements for active, retired, or former employees or directors,

regardless of whether any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA that have been established, maintained, or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by DMI or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.20, any predecessors to DMI or to any of its Subsidiaries and all employers (whether or not incorporated) that would be treated, together with DMI, any of its Subsidiaries and/or DMI as a single employer (A) within the meaning of Section 414 of the Code or (B) as a result of DMI or any Subsidiary and/or DMI being or having been a general partner of any such employer), since September 2, 1974.

(b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur, and no Proceedings have been instituted, and no condition exists and no event has occurred that would constitute grounds, under Title IV of ERISA to terminate, or appoint a trustee to administer, any Employee Benefit Plan. Neither DMI nor any of its Subsidiaries has any commitment, intention, or understanding to create, modify, or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that would result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof. No Employee Benefit Plan is a plan described in Section 4063(a) of ERISA.

(c) Liabilities. No Employee Benefit Plan subject to Sections 412 or 418B of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Sections 412 or 418B of the Code or Section 302 of ERISA, respectively, or has applied for or obtained a waiver from the Internal Revenue Service (“IRS”) of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Sections 303 or 304 of ERISA. Except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”), which have been timely paid in full, neither DMI nor any of its Subsidiaries has incurred any liability (including, for this purpose and for the purpose of all of the representations in this Section 3.21, any indirect, contingent, or secondary liability) to the PBGC in connection with any Employee Benefit Plan covering any active, retired or former employees or directors of DMI or any of its Subsidiaries, including any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Employee Benefit Plan in a manner that would subject it to liability under Sections 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of DMI or any of its Subsidiaries to the PBGC under Title IV of ERISA that would result in any claims being made against NEWCO by the PBGC.

Neither DMI nor any of its Subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any Employee Benefit Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plan”), and no event has occurred and no condition or circumstance has existed, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan that would result in any liability of DMI or any of its Subsidiaries to any such Multiemployer Plan.

Neither DMI nor any of its Subsidiaries maintains any Employee Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and neither DMI nor any of its Subsidiaries is subject to any liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan that is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither DMI nor any of its Subsidiaries maintains any Employee Benefit Plan that is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

Neither DMI nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither DMI nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Neither DMI nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

Neither DMI nor any of its Subsidiaries has incurred any liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

No asset of DMI or any of its Subsidiaries is subject to any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and no event has occurred and no condition or circumstance has existed that would give rise to any such lien. Neither DMI nor any of its Subsidiaries has been required to provide any security under Section 307 of ERISA or Sections 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that would give rise to any such requirement to provide any such security.

There are no actions, suits, claims or disputes pending, or, to the knowledge of DMI, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against DMI or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(d) Contributions. Full payment has been timely made of all amounts that DMI or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which DMI or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the knowledge of DMI and its Subsidiaries, no event has occurred and no condition or circumstance has existed that would give rise to any such challenge or disallowance. DMI has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(e) Funded Status; Withdrawal Liability. As of the date of this Agreement, the current value of the accumulated benefit obligations (based upon actuarial assumptions that are in the aggregate reasonable in all respects and have been furnished to and relied upon by NEWCO) under each Employee Benefit Plan which is covered by Title IV of ERISA and which is a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) (“Single Employer Plan”) did not exceed the current fair value of the assets of each such Single Employer Plan allocable to such accrued benefits, and since the Balance Sheet Date, there has been:

(i)	no Material Adverse Change in the financial condition of any Single Employer Plan,

(ii)	no change in the actuarial assumptions with respect to any Single Employer Plan, and

(iii)	no increase in benefits under any Single Employer Plan as a result of plan amendments, written interpretations or announcements (whether written or not), change in applicable law or otherwise,

which, individually or in the aggregate, would result in the current value of any Single Employer Plan’s accrued benefits exceeding the current value of all such Single Employer Plan’s assets.

No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the knowledge and belief of DMI, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar Proceedings.

As of the date of this Agreement, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of DMI and its Subsidiaries to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, could not reasonably be expected to exceed $50,000. To the knowledge of DMI, there has been no material change in the financial condition of any Multiemployer Plan, in any such actuarial assumption or computation method or in the benefits under any Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year that, individually or in the aggregate, would materially increase such liability.

(f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the IRS. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS. Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that would adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

(g) Transactions. No “reportable event” (as such term is defined in Section 4043 of ERISA) for which the thirty-day notice requirement has not been waived by the PBGC has occurred or is expected to occur with respect to any Employee Benefit Plan. Neither DMI nor any of its Subsidiaries nor any of its directors, officers, employees or, to the knowledge of DMI, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, have engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

(h) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of DMI or any of its Subsidiaries. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(i) Documents. DMI has delivered or caused to be delivered to NEWCO and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter, if any, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared actuarial valuation report for each Employee Benefit Plan covered by Title IV of ERISA; (vii) the most recently prepared financial statements; and (viii) all contracts and agreements relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

3.21 Environmental Laws and Regulations. Except as set forth on Schedule 3.21 and except as could not reasonably be expected to have a Material Adverse Effect with respect to DMI:

(i)	DMI and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all Permits required of them under applicable Environmental Laws;

(ii)	there are no Proceedings by any Governmental or Regulatory Authority or other Person or entity pending, or to the knowledge of DMI threatened, against DMI or any of its Subsidiaries under any Environmental Law; and

(iii)	there are no facts, circumstances, or conditions relating to the past or present business or operations of DMI or any of its Subsidiaries (including the disposal of any wastes, hazardous substances, or other materials), or to any past or present DMI Property, that could reasonably be expected to give rise to any Proceeding, or to any liability, under any Environmental Law.

3.22 Interests in Clients, Suppliers, Etc.. Except as set forth on Schedule 3.22:

(i)	there are no Contracts, liabilities, or obligations between DMI or any of its Subsidiaries, on the one hand, and any Related Person of DMI, on the other hand, and

(ii)	neither DMI, nor any Related Person of DMI, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of DMI or any of its Subsidiaries.

Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.22.

3.23 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.23 is an accurate and complete list showing:

(i)	the name and address of each bank in which DMI or any of its Subsidiaries has an account or safe deposit box, the number of any such account or any such box, and the names of all Persons authorized to draw thereon or to have access thereto and

(ii)	the names of all Persons, if any, holding powers of attorney from DMI or any of its Subsidiaries and a summary statement of the terms thereof.

3.24 Permits. DMI has delivered or made available to NEWCO for inspection a true and correct copy of each permit (including occupancy permit), certificate, license, consent or authorization of any Governmental or Regulatory Authority (each, a “Permit”) obtained or possessed by DMI and its Subsidiaries, each of which is listed on Schedule 3.24. The Permits comprise all registrations or filings with or notices to any Governmental or Regulatory Authority that are necessary for the lawful conduct of the businesses of DMI and its Subsidiaries as presently conducted, or necessary for the lawful ownership of their properties and assets. All such Permits are in full force and effect. DMI and each of its Subsidiaries are compliance with all such Permits. Each such Permit can be renewed or transferred in the Ordinary Course of Business by DMI or its Subsidiary, as the case may be. Any applications for the renewal of any such Permit that are due prior to the Closing Date will be timely made or filed by DMI or the appropriate Subsidiary prior to the Closing Date. No Proceeding to modify, suspend, revoke, withdraw, terminate, or otherwise limit any such Permit is pending or threatened, and DMI knows of no valid basis for such Proceeding, including the transactions contemplated hereby. No administrative or governmental action or Proceeding has been taken or threatened, in connection with the expiration, continuance, or renewal of any such Permit, and DMI knows of no valid basis for any such Proceeding.

3.25 No Changes Since Balance Sheet Date. Except as set forth on Schedule 3.25, since the Balance Sheet Date there has not been a Material Adverse Change with respect to DMI; no fact, circumstance, or event exists or has occurred that could reasonably be expected to result in a Material Adverse Change with respect to DMI; and neither DMI nor any of its Subsidiaries has:

(i)	amended or restated its charter or bylaws (or comparable organizational or governing documents);

(ii)	authorized for issuance, issued, sold, delivered, or agreed or committed to issue, sell or deliver:

(A)	any capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries or

(B)	any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either:

(I)	any shares of capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries, or

(II)	any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries;

(iii)	declared, paid, or set aside any dividend or made any distribution with respect to, or split, combined, redeemed, reclassified, purchased, or otherwise acquired directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries, or made any other change in the capital structure of DMI or any of its Subsidiaries;

(iv)	increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee, agent, or director of DMI, except for:

(A)	such increases that were required in accordance with the terms of any Employee Benefit Plan set forth on Schedule 3.20(a) and

(B)	salary increases made in the Ordinary Course of Business not exceeding four percent (4%) of the annual base salary for any individual;

(v)	made any bonus, profit sharing, pension, retirement, or insurance payment, distribution or arrangement to or with any officer, employee, agent, or director of DMI, except for payments that were already accrued prior to the Balance Sheet Date or were required by the terms of any Employee Benefit Plan set forth on Schedule 3.20(a).

(vi)	entered into, materially amended or become subject to any Contract of a type described in Section 3.12(a) or outside the Ordinary Course of Business;

(vii)	incurred, assumed or modified any Indebtedness not set forth on Schedule 3.12(a), except Indebtedness incurred, assumed or modified in the Ordinary Course of Business consistent with past practice;

(viii)	permitted any of its properties or assets to be subject to any Lien (other than Permitted Liens);

(ix)	sold, transferred, leased, licensed, or otherwise disposed of any assets or properties material to DMI and its Subsidiaries, taken as a whole except for (i) sales of inventory in the Ordinary Course of Business consistent with past practice, and (ii) leases or licenses entered into in the Ordinary Course of Business consistent with past practice with annual lease or royalty payments that are not reasonably expected to exceed $10,000;

(x)	acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xi)	made any capital expenditure or commitment therefor in excess of $10,000 individually or otherwise acquired any assets or properties (other than inventory in the Ordinary Course of Business consistent with practice) that are material to DMI and its Subsidiaries, taken as a whole, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xii)	entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xiii)	written-off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business consistent with past practice charged to applicable reserves which individually and in the aggregate are not material to DMI and its Subsidiaries, taken as a whole;

(xiv)	canceled or waived any claims or rights of substantial value;

(xv)	made any change in any method of accounting or auditing practice;

(xvi)	made any tax election or settled and/or compromised any tax liability; prepared any Returns in a manner which is inconsistent with the past practices of DMI or such Subsidiary, as the case may be, with respect to the treatment of items on such Returns; incurred any material liability for Taxes other than in the Ordinary Course of Business; or filed an amended Return or a claim for refund of Taxes with respect to the income, operations or property of DMI or its Subsidiaries;

(xvii)	paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the Ordinary Course of Business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet;

(xviii)	established, adopted, entered into, amended or terminated any Employee Benefits Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xvix)	conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the Ordinary Course of Business consistent with past practice;

(xx)	entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing; or

(xi)	taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of the covenants set forth in Section 5.1.

3.26 Disclosure. None of this Agreement, the financial statements referred to in Section 3.6 (including the footnotes thereto), any Schedule, Exhibit, or certificate delivered pursuant to this Agreement or any document or statement in writing that has been supplied to NEWCO or its representatives by or on behalf of DMI, or any of its Subsidiaries or any of its directors, officers, or employees in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to DMI that would have a Material Adverse Effect with respect to DMI that has not been set forth in this Agreement, the financial statements referred to in Section 3.6 (including the footnotes thereto) any Schedule, Exhibit, or certificate or delivered pursuant to this Agreement.

3.27 Government Contracts. Except as set forth on Schedule 3.27, neither DMI nor any of its Subsidiaries:

(i)	has any contracts with any Governmental or Regulatory Authority involving any information, technology, or data that is classified under Executive Order 12356 of April 2, 1982;

(ii)	has any products or services (including research and development) with respect to which it (A) is a supplier, direct or, to the knowledge of DMI, indirect, to any of the military services of the United States or the Department of Defense, or (B) to the knowledge of DMI, has technology which has or could have military applications;

(iii)	exports (A) products or technical data under validated licenses or technical data under General License GTDR pursuant to the U.S. Export Administration Regulations (15 CFR Parts 768 through 799) or (B) defense articles and defense services under the International Traffic in Arms Regulations (22 CFR Subchapter M); or

(iv)	has a Facility Security Clearance under the Department of Defense Industrial Security Program.

3.28 Warranty Claims. There are no threatened or pending Warranty Claims against DMI in connection with the sales of DMI’s products, which Warranty Claims exceed $10,000 in the aggregate or are not covered by insurance, the proceeds of which will be available to DMI at or after Closing. Except as set forth on Schedule 3.28, neither DMI nor any of its Subsidiaries makes any representations or warranties to its customers with regard to the products sold or services delivered by DMI. Schedule 3.28 contains a complete list of the threatened or pending Warranty Claims against DMI. At Closing, DMI will provide NEWCO with a complete list of threatened or pending Warranty Claims against DMI, to and including Closing. As used herein, the phrase “Warranty Claims” means claims by third parties for defects in goods or services sold by DMI, which goods or services the customer claims do not meet the product warranty.

3.29 Brokers’ or Finders’ Fees. No agent, broker, Person, or firm acting on behalf of DMI is, or will be, entitled to any commission or brokers’ or finders’ fees from DMI or NEWCO, or from any of their Related Persons, in connection with any of the transactions contemplated by this Agreement.

4. REPRESENTATIONS OF NEWCO. NEWCO represents, warrants, and agrees as follows:

4.1 Existence and Good Standing of NEWCO; Power and Authority. NEWCO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. NEWCO has the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby. NEWCO has the corporate power and authority to consummate the transactions contemplated hereby and thereby, including the purchase of the shares pursuant to this Agreement. The execution, delivery, and performance of this Agreement, and all other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by NEWCO’s Board of Directors and no other corporate action on the part of NEWCO is necessary to authorize the execution, delivery, and performance of this Agreement and such other instruments and agreements by NEWCO and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other Parties and thereto, shall have been duly executed and delivered by NEWCO and shall be valid and binding obligations of NEWCO, enforceable against NEWCO in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.2 Consents and Approvals; No Violations.

(a) Other than as set forth on Schedule 4.2(a) the execution and delivery of this Agreement by NEWCO do not, the execution and delivery by NEWCO of the other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby will not, and the consummation by NEWCO of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of NEWCO under:

(i)	any provision of the articles of incorporation or bylaws of NEWCO;

(ii)	subject to obtaining and making any of the approvals, consents, notices and filings referred to in Section 4.2(b) of this Agreement, any Law or Order applicable to NEWCO or by which any of its properties or assets may be bound;

(iii)	any Contract to which NEWCO is a party, or by which any of its properties or assets is bound except in the case of clauses (i) and (ii) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which could not reasonably be expected to have a Material Adverse Effect with respect to NEWCO.

(b) Except for such filings and approvals as may be set forth on Schedule 4.2(b), no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions, or provisions of any Law or Order, any Contract to which NEWCO is a party or by which any of its properties or assets is bound, for the execution and delivery of this Agreement by NEWCO, the performance by NEWCO of its obligations under this Agreement, or the consummation of the transactions contemplated hereby.

4.3 Brokers’ or Finders’ Fees. No agent, broker, person or firm acting on behalf of NEWCO is, or will be, entitled to any commission or brokers’ or finders’ fees from DMI or from any Related Person of DMI, in connection with any of the transactions contemplated by this Agreement.

5. COVENANTS OF DMI.

5.1 Conduct of Business of DMI.

(a) During the period from the date of this Agreement to the Closing Date, DMI and each of its Subsidiaries shall conduct its operations (including their working capital and cash management practices) only according to their Ordinary Course of Business and shall use their commercially reasonable efforts to preserve intact its business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, and others having business relationships with them. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by NEWCO or as is otherwise expressly permitted or required by this Agreement, each of DMI and its Subsidiaries shall refrain from the following:

(i)	amending or restating its charter or bylaws (or comparable organizational or governing documents);

(ii)	authorizing for issuance, issuing, selling or delivering (A) any capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries;

(iii)	declaring, paying, or setting aside any dividend or making any distribution (other than dividends or distributions by any Subsidiary of DMI to DMI or any other wholly owned subsidiary of DMI with respect to, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, DMI or any of its Subsidiaries, or making any other change in the capital structure of DMI or any of its Subsidiaries;

(iv)	increasing the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee, agent, or director of DMI except for (A) such increases that are required in accordance with the terms of any Employee Benefit Plan set forth on Schedule 3.20(a), and (B) salary increases made in the Ordinary Course of Business not exceeding four percent (4%) of the annual base salary for any individual;

(v)	making any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee, agent, or director of DMI except for payments that were already accrued prior to the date hereof or are required by the terms of any Employee Benefit Plan set forth on Schedule 3.20(a);

(vi)	establishing, adopting, entering into, amending or terminating any Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(vii)	entering into, materially amending, becoming subject to or terminating any Contract of a type described in Section 3.12(a) or outside the Ordinary Course of Business or any real property lease or sublease;

(viii)	incurring, assuming or modifying any Indebtedness, except Indebtedness for working capital purposes incurred in the Ordinary Course of Business, consistent with past practice;

(ix)	subjecting any of its properties or assets or any capital stock, or other equity or voting interests to any Lien (other than Permitted Liens);

(x)	selling, transferring, leasing, licensing or otherwise disposing of any assets or properties except for (A) sales of inventory in the Ordinary Course of Business consistent with past practice, and (B) leases or licenses entered into in the Ordinary Course of Business consistent with past practice with annual lease or royalty payments that could not reasonably be expected to exceed $10,000 individually;

(xi)	acquiring any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xii)	making any capital expenditure or commitment therefor in excess of $10,000 individually or otherwise acquiring any assets or properties (other than supplies or inventory in the Ordinary Course of Business consistent with practice);

(xiii)	entering into, materially amending, becoming subject to or terminating any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xiv)	writing-off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business consistent with past practice charged to applicable reserves which individually and in the aggregate are not material to DMI and its Subsidiaries, taken as a whole;

(xv)	canceling or waiving any claims or rights of substantial value;

(xvi)	making any change in any method of accounting or auditing practice other than those required by GAAP;

(xvii)	making any tax election or settling and/or compromising any tax liability; preparing any Returns in a manner which is inconsistent with the past practices of DMI or such Subsidiary, as the case may be, with respect to the treatment of items on such Returns; incurring any liability for Taxes other than in the Ordinary Course of Business; or filing an amended Return or a claim for refund of Taxes with respect to the income, operations or property of DMI or its Subsidiaries;

(xviii)	paying, discharging, settling, or satisfying any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges, or satisfactions in the Ordinary Course of Business and consistent with past practice of liabilities to the extent reflected or reserved against in the Balance Sheet;

(xix)	taking any action, engaging in any transaction or entering into any Contract that would cause any of the representations set forth in Section 3 to be inaccurate or untrue as of the Closing Date;

(xx)	planning, announcing, implementing or effecting any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of DMI or any of its Subsidiaries (other than routine employee terminations for cause);

(xxi)	taking any action, engaging in any transaction or entering into any Contract that is material to DMI and its Subsidiaries, taken as a whole;

(xxii)	making any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by DMI or any of its Subsidiaries to any direct or indirect wholly owned Subsidiary of DMI;

(xxiii)	entering into any Contract or letter of intent (whether or not binding) with respect to, or committing or agreeing to do, whether or not in writing, any of the foregoing; or

(xxiv)	taking any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of the representations set forth in Section 3.26.

(b) During the period from the date of this Agreement to the Closing Date, DMI and its Subsidiaries shall confer on a regular basis with one or more designated representatives of NEWCO to report material operational matters and to report the general status of ongoing operations.

(c) DMI shall keep, or cause DMI and its Subsidiaries to keep, all insurance policies currently maintained with respect to DMI and its Subsidiaries and its assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

5.2 Exclusive Dealing. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, neither DMI nor its Related Persons, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants and other agents of DMI, nor its Subsidiaries shall take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person, other than NEWCO (and its Related Persons and representatives), concerning any purchase of any capital stock of DMI or any of its Subsidiaries (other than in connection with the exercise of any options or warrants outstanding on the date hereof) or any merger, asset sale, recapitalization, or similar transaction involving DMI or any of its Subsidiaries. No Shareholder shall vote said Shareholder’s capital stock of DMI or any of its Subsidiaries in favor of any purchase of any capital stock of DMI or any of its Subsidiaries, or any merger, asset sale, recapitalization, or similar transaction involving DMI or any of its Subsidiaries. DMI will notify NEWCO as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, DMI, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

5.3 Review of DMI.

(a) NEWCO may, prior to the Closing Date, directly or through its representatives, including any financing sources of NEWCO, review the properties, books and records, and financial and legal condition of DMI and its Subsidiaries, to the extent it reasonably believes necessary or advisable to familiarize itself with such properties and other matters. Such review shall not, however, affect the representations and warranties made by DMI and Shareholders in this Agreement or the remedies of NEWCO for breaches of those representations and warranties. DMI shall, and shall cause each of its Subsidiaries to, permit NEWCO and its representatives to have, after the date of execution of this Agreement, full access to the premises and to all the books and records of DMI.

(b) DMI and its Subsidiaries shall cause the officers, employees, counsel, accountants, consultants, and other representatives of DMI and each of its Subsidiaries to furnish NEWCO with such financial and operating data and other information with respect to the business and properties of DMI and its Subsidiaries as NEWCO shall from time to time reasonably request, including but not limited to the internal controls of DMI and its Subsidiaries and the disclosure controls and procedures of DMI and its Subsidiaries to discuss such matters as NEWCO may deem reasonably necessary or appropriate for NEWCO to satisfy its obligations under Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto; provided, however, that such investigation and assistance shall not unreasonably disrupt the operations of DMI and its Subsidiaries.

(c) For each month, beginning with January, 2004, DMI shall provide NEWCO with an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows for the month then ended within five (5) Business Days of the end of such month (the “Monthly Financial Statements”). The Monthly Financial Statements, except as indicated therein, shall be prepared in accordance with GAAP applied on a basis consistent with the Balance Sheet and the other financial statements referred to in Section 3.6, except that they need not contain footnotes and will be subject to year-end audit adjustments. The Monthly Financial Statements shall fairly present, in all material respects, the financial condition of DMI and its Subsidiaries at the date thereof and the related statements of operations, shareholders’ equity and cash flows shall fairly present, in all material respects, the results of operations and cash flows of DMI and its Subsidiaries and the changes in their financial conditions for the periods indicated.

5.4 Commercially Reasonable Efforts. Subject to the terms and conditions contained herein, DMI and NEWCO shall, and DMI shall cause DMI and each of its Subsidiaries to, cooperate and use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations and to consummate and make effective the transactions contemplated by this Agreement, including its commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders and parties to Contracts with DMI or any of its Subsidiaries (including landlords) as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6 and 7 of this Agreement; provided, however, that no material Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to DMI or any of its Subsidiaries, to obtain any such consent, approval, or authorization, without first obtaining the written approval of NEWCO.

5.5 Public Announcements. Neither DMI nor NEWCO shall, nor shall any of its Related Persons, without the approval of the other Party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as such Party has used commercially reasonable efforts to obtain the approval of the other Party prior to issuing such press release or making such public disclosure.

5.6 Notification of Certain Matters. DMI shall give prompt notice to NEWCO of any of the following which occurs, or of which it becomes aware, following the date hereof:

(i)	any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) on Schedule 3.12;

(ii)	the occurrence or existence of any fact, circumstance or event which could reasonably be expected to result in any such Material Adverse Change;

(iii)	the occurrence or existence of any fact, circumstance or event that would reasonably be expected to result in (A) any representation or warranty made by DMI in this Agreement or in any Schedule, Exhibit or certificate or delivered herewith, to be untrue or inaccurate in any material respect, or (B) the failure of any condition precedent to either Party’s obligations; and

(iv)	any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

5.7 Intercompany Accounts. DMI shall cause to be settled at or prior to the Closing all intercompany balances and accounts between DMI and any Shareholder; Demand Solutions (Europe) Ltd., a corporation organized under the laws of the United Kingdom (“DSE”); or a Related Person of DMI.

5.8 Noncompetition; Nonsolicitation; Nondisclosure; Nondisparagement.

(a) Representations. DMI and Shareholders, jointly and severally, represent to, and for the benefit of, NEWCO that:

(i)	each of them understands that NEWCO would not have executed and delivered this Agreement or consummated the transactions contemplated in this Agreement if DMI and Shareholders refused to include in this Agreement the restrictive covenants set forth in this Section 5.8;

(ii)	each of them further understands that the inclusion of these restrictive covenants in this Agreement are material conditions to this Agreement;

(iii)	the Territory (as described in Section 5.8(b)) reflects the area in which DMI has operated its business and in which it has relationships with other entities that arrange for third parties to license DMI’s Software;

(iv)	the business conducted in the Territory, including but not limited to the relationships with other entities that arrange for third parties to license DMI’s Software, is part of what NEWCO is buying pursuant to this Agreement; and

(v)	in exchange for the entry into this Agreement by DMI and the Shareholders, including these restrictive covenants, DMI received additional compensation or good will for the Assets, resulting in a substantial premium in the Purchase Price, which benefits the Shareholders directly.

(b) Noncompetition. For a period of five (5) years after the Closing Date, neither DMI, nor any of its Subsidiaries, nor either of the Shareholders (each, a “Restricted Party”) shall directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in, or planning to become engaged in, the business of: (i) creating logistics-management Software, (ii) marketing, selling, licensing, such Software, (iii) installing or modifying such Software, or (iv) consulting or training with respect to such Software, in each case in a manner that is competitive with any computer Software product or service that DMI provides to any third party or end user as of the Closing Date, or has so provided within a two-year period prior to the Closing Date (“Competing Business”), either directly by a Restricted Party, or indirectly by one or more Restricted Parties through other entities that arrange for third parties to license DMI’s Software, within any State of the United States of America (other than Alaska and Hawaii) and within any territory defined in any agreement that DMI has with an entity that arranges for third parties to license DMI’s Software; provided, however, that a Restricted Party may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) engaged in a Competing Business, provided such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(c) Nonsolicitation. For a period of five (5) years after the Closing Date, no Restricted Party shall, directly or indirectly:

(i)	solicit, in furtherance of a Competing Business, the business of any Person who was a customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of DMI as of the Closing Date, or within one year preceding the Closing Date;

(ii)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of DMI on the Closing Date or within one year preceding the Closing Date to cease doing business with NEWCO, to deal with any competitor of NEWCO in furtherance of a Competing Business, or in any way interfere with its relationship with NEWCO; or

(iii)	hire, retain, or attempt to hire or retain any employee or independent contractor of NEWCO or in any way interfere with the relationship between NEWCO and any of its employees or independent contractors in furtherance of a Competing Business.

(d) Nondisclosure. For five (5) years after the Closing Date, no Restricted Party shall use or disclose any Confidential Information that was owned or controlled by DMI as of the Closing Date and was sold, transferred, or otherwise conveyed to NEWCO in connection with the transactions contemplated by this Agreement. “Confidential Information” means any non-public information (in any form or media) regarding DMI’s: (i) customers, suppliers, licensees, licensors, or franchisees (including lists of such Persons), (ii) Software code and modifications, or (iii) methods of operation, programs and databases, patents and designs, pricing, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other non-public business information relating to DMI (including but not limited to information otherwise and severally protected as a trade secret under the Georgia Trade Secrets Act of 1990 (the “GTSA”)) which has value to NEWCO and is treated by NEWCO as being confidential; provided, however, that Confidential Information does not include any information that has been voluntarily disclosed to the public by NEWCO (except where such public disclosure has been made by DMI without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(e) Nondisparagement. For five (5) years after the Closing Date, no Restricted Party shall disparage NEWCO or any of NEWCO’s shareholders, directors, officers, employees or agents.

(f) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.8 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision in order to protect NEWCO’s legitimate business interests in its customer relationships, confidential information and trade secrets, and goodwill, as well as the customer relationships, confidential information and trade secrets, and goodwill that NEWCO is acquiring from DMI in connection with the consummation of the transactions contemplated by this Agreement. It is expressly agreed that each provision of this Section 5.8 is intended to be severable.

(g) Tolling. If a Restricted Party challenges in court the enforceability of any of the terms of this Section 5.8 of this Agreement, and such Restricted Party is not enjoined from breaching any of the protective covenants contained herein, and a court of competent jurisdiction later finds that the challenged protective covenants at issue are enforceable, then the time periods shall be deemed tolled upon the filing of the lawsuit in which the enforceability of this Agreement was challenged until the dispute is finally resolved and all periods of appeal have expired.

5.9 Non-Solicitation of Employees.

(a) From and after the Closing Date, no Restricted Party shall, for a period of five (5) years after the Closing Date, knowingly solicit for employment any employee of NEWCO; provided, however, that this Section 5.9 shall not preclude a Restricted Party from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of such Restricted Party that is not targeted at employees of NEWCO or (ii) contacts such Restricted Party directly on such individual’s own initiative.

(b) It is the desire and intent of the Parties that the provisions of this Section 5.9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.9 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(c) The Parties recognize that the performance of the obligations under this Section 5.9 by the Restricted Parties is special, unique, and extraordinary in character, and that in the event of a Restricted Party’s Breach of the terms and conditions of this Section 5.9 to be performed by such Restricted Party, NEWCO shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.9, or to enforce the specific performance thereof by such Restricted Party or to enjoin such Restricted Party from performing such services without the necessity of posting bond or establishing the inadequacy of any remedy at law.

5.10 Employee Matters. DMI shall be responsible for all severance, termination, retention pay, benefits, or similar payments to all employees of DMI whose employment with DMI is terminated or who elect to retire, resign, or otherwise terminate their employment from DMI. DMI agrees to indemnify and hold NEWCO and its Related Persons harmless on an after-tax basis from and against all Losses suffered, incurred, or paid, directly or indirectly, as a result of, in connection with, or arising out of any such termination, retirement, or resignation.

6. CONDITIONS TO NEWCO’S OBLIGATIONS. NEWCO’s purchase of the Assets on the Closing Date is conditioned on satisfaction or waiver by NEWCO, at or prior to the Closing, of the following conditions:

6.1 Truth of Representations and Warranties. The representations and warranties of DMI and Shareholders contained in this Agreement or in any Schedule, Exhibit, or certificate delivered pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations shall be true and correct in all material respects, on and as of such earlier date and except to the extent that such representations and warranties contain a materiality qualifier, in which case they shall be true and correct in all respects, and DMI shall have delivered to NEWCO a certificate of an executive officer of DMI, dated the Closing Date, to such effect.

6.2 Performance of Agreements. All of the agreements and covenants of DMI to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, and DMI shall have delivered to NEWCO a certificate of an executive officer of DMI, dated the Closing Date, to such effect.

6.3 Opinion of DMI’s Counsel. DMI shall have furnished NEWCO with a favorable opinion, dated the Closing Date, of Stephen M. Hereford, Esq., 9904 Clayton Road, St. Louis, Missouri 63124-1173, in the form and substance set forth in Exhibit 6.3.

6.4 Good Standing and Other Certificates. DMI shall have delivered to NEWCO:

(i)	copies of DMI’s articles of incorporation or other organizational document, as well as the articles of incorporation or certificate of incorporation or other organizational document of each Subsidiary, in each case as in effect on the Closing Date, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation,

(ii)	a certificate from the Secretary of State or other appropriate official of its jurisdictions of incorporation or formation to the effect that DMI and each of its Subsidiaries is in good standing or subsisting in such jurisdiction and listing all charter documents of DMI and such Subsidiaries on file,

(iii)	a certificate from the Secretary of State or other appropriate official in each State in which DMI or any Subsidiary is qualified to do business to the effect that DMI or such Subsidiary is in good standing in such State,

(iv)	a certificate as to the tax status of DMI and each Subsidiary from the appropriate official in its jurisdiction of incorporation or formation and each State in which DMI or such Subsidiary is qualified to do business, and

(v)	a copy of the bylaws of DMI and each Subsidiary, certified by the Secretary of DMI and each Subsidiary as being true and correct and in effect on the Closing Date.

6.5 No Material Adverse Change. Since the Balance Sheet Date, there shall have been no Material Adverse Change with respect to DMI, and no events, facts, or circumstances shall have occurred that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change with respect to DMI, and DMI shall have delivered to NEWCO a certificate of an executive officer of DMI, dated the Closing Date, to such effect.

6.6 No Litigation. No Proceedings shall have been instituted or threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay or condition any of the transactions contemplated hereby, and DMI shall have delivered to NEWCO a certificate of an executive officer of DMI, dated the Closing Date, to such effect.

6.7 No Injunctions. No preliminary or permanent injunction, decree or other Order shall have been issued by any court or by any Governmental or Regulatory Authority that prohibits the consummation of the transactions contemplated by this Agreement and is in effect at the Closing.

6.8 Other Consents and Approvals. All other governmental and third-party consents, waivers and approvals, if any, disclosed on Schedule 3.2(a) and 3.2(b) or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

6.9 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority that would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or have the effect of making them illegal.

6.10 Proceedings. All Proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to NEWCO and its counsel, and NEWCO shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all Proceedings in connection therewith.

6.11 Employment Agreements. Each of the Persons set forth in Schedule 6.11 hereto shall have executed employment agreements with DMI on terms acceptable to NEWCO.

6.12 Amended Returns. Prior to the Closing, DMI shall not have filed or caused to be filed any amended Tax Returns or claims for refund without the prior written consent of NEWCO, which consent shall not be unreasonably withheld or delayed, and DMI shall have delivered to NEWCO a certificate of an executive officer of DMI, dated the Closing Date, to such effect.

6.13 Prior Tax Agreements. Prior to the Closing, DMI shall have terminated or caused to be terminated any and all of the tax sharing, allocation, indemnification, or similar agreements, arrangements or undertakings in effect, written or unwritten, as between DMI or any predecessor or Related Person thereof, on the one hand, and DMI and/or any of its Subsidiaries, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

6.14 Landlord Consents; Estoppel Certificates. NEWCO shall have received (i) with respect to each of the leases set forth on Schedule 3.11, a written consent for the assignment of such lease in form and substance reasonably satisfactory to the NEWCO, and (ii) an estoppel certificate from each of the parties to such leases in from and substance reasonably satisfactory to the NEWCO.

6.15 Customer Relationships. Each of the customers of DMI listed on Schedule 3.18(c) and designated on such schedule to be a “Required Consent” shall have consented in writing to the transactions contemplated by this Agreement.

7. CONDITIONS TO DMI’S OBLIGATIONS. DMI’s sale of the Assets on the Closing Date is conditioned upon satisfaction or waiver by DMI, at or prior to the Closing, of the following conditions:

7.1 Truth of Representations and Warranties. The representations and warranties of NEWCO contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties contain a materiality qualifier, in which case they shall be true and correct in all respects, and NEWCO shall have delivered to DMI a certificate of an executive officer of NEWCO, dated the Closing Date, to such effect.

7.2 Performance of Agreements. All of the agreements and covenants of NEWCO to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, and NEWCO shall have delivered to DMI a certificate of an executive officer of NEWCO, dated the Closing Date, to such effect.

7.3 No Injunctions. No preliminary or permanent injunction, decree, or other Order shall have been issued by any court or by any Governmental or Regulatory Authority that prohibits the consummation of the transactions contemplated by this Agreement and is in effect at the Closing.

7.4 Governmental Approvals. All other governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

7.5 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority that prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

7.6 Proceedings. All Proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to DMI and their counsel, and DMI shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all Proceedings in connection therewith.

8. ADDITIONAL COVENANTS OF PARTIES.

8.1 Employees And Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by DMI for its business who are:

(i)	bargaining unit employees currently covered by a collective bargaining agreement or

(ii)	employed exclusively in DMI’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability, or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by NEWCO.

(i)	NEWCO is not obligated to hire any Active Employee, but may hire any Active Employee (a “Hired Active Employee”). Subject to any Law, NEWCO will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of DMI for the purpose of preparing for and conducting employment interviews with all Active Employees and may, in its discretion, conduct the interviews following the Closing Date. Access will be provided by DMI upon reasonable prior notice during normal business hours.

(ii)	Neither DMI nor either Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until NEWCO has informed DMI in writing that the particular Active Employee will not receive any employment offer from NEWCO) or the employment of any Hired Active Employee after the Closing. NEWCO shall inform DMI promptly of the identities of those Active Employees to whom it will not make employment offers.

(iii)	DMI and Shareholders understand and agree that (A) NEWCO’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract, or understanding (expressed or implied) of any obligation on the part of NEWCO to any post-Closing employment relationship of any term or duration or upon any terms or conditions other than those that NEWCO may establish pursuant to individual offers of employment, if any, and (B) employment offered by NEWCO is “at will” and may be terminated by NEWCO or by an employee at any time for any reason (subject to any written commitments to the contrary made by NEWCO or an employee and Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of NEWCO to terminate, reassign, promote, or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Salaries and Benefits.

(i)	DMI shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of DMI through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act, if applicable. Notwithstanding the provisions of subsection (A) above, if DMI notifies NEWCO, within ten (10) days following the Closing Date, of the names of the Hired Active Employees who have elected to keep their respective vacation days, rather than to be paid therefor, and the number of days each of them have accrued, then NEWCO will record such vacation days on the books and records of NEWCO, as if such Hired Active Employees had accrued such vacation days in connection with employment with NEWCO.

(ii)	DMI shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical, or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) DMI’s Retirement and Savings Plans.

(i)	All Hired Active Employees who are participants in DMI’s retirement plans, if any, shall retain their accrued benefits under DMI’s retirement plans as of the Closing Date, and DMI (or DMI’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under DMI’s retirement plans as of the Closing Date, and DMI will so amend such plans if necessary to achieve this result. DMI shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date.

(ii)	DMI will cause its savings plan, if any, to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

(e) No Transfer of Assets. Neither DMI nor Shareholders nor its Related Persons will make any transfer of pension or other employee benefit plan assets to NEWCO.

(f) Collective Bargaining Matters. NEWCO will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. NEWCO is not obligated to assume any collective bargaining agreements under this Agreement. DMI shall be solely liable for any severance payment required to be made to its employees due to the transactions contemplated by this Agreement. Any bargaining obligations of NEWCO with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of NEWCO.

(g) General Employee Provisions.

(i)	DMI and NEWCO shall give any notices required by Laws and take whatever other actions with respect to the plans, programs and policies described in this Section 8.1 as may be necessary to carry out the arrangements described in this Section 8.1.

(ii)	DMI and NEWCO shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 8.1.

(iii)	If any of the arrangements described in this Section 8.1 are determined by the IRS or other Governmental or Regulatory Authority to be prohibited by law, DMI and NEWCO shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)	DMI shall provide NEWCO with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as DMI certify in writing to NEWCO are exempt from such requirement.

(v)	NEWCO shall have no responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by DMI.

8.2 Payment Of All Taxes Resulting From Sale Of Assets By DMI. DMI shall pay in a timely manner all Taxes resulting from, or payable in connection with, the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Laws.

8.3 Payment Of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 8.2, DMI shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of DMI under this Agreement. If any such Liabilities are not so paid or provided for, or if NEWCO reasonably determines that failure to make any payments will impair NEWCO’s use or enjoyment of the Assets or conduct of the business previously conducted by DMI with the Assets, NEWCO may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and, at NEWCO’s option, be reimbursed by DMI or set off and deduct the full amount of all such payments from any amounts owed to DMI.

8.4 Restrictions On DMI Dissolution And Distributions. DMI shall neither dissolve, nor make any distribution of the proceeds received pursuant to this Agreement, until both of the following have been completed: (i) payment of the Adjustment Amount contemplated by Section 2.8 of this Agreement and (ii) DMI’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 8.2 and 8.3.

8.5 Removing Excluded Assets. On or before the Closing Date, DMI shall remove all Excluded Assets from all facilities and other real property to be occupied by NEWCO. Such removal shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by NEWCO and any disruption of the business operations to be conducted by NEWCO after the Closing. Any damage to the Assets or to the facilities resulting from such removal shall be paid by DMI at the Closing. Should DMI fail to remove the Excluded Assets as required by this Section, NEWCO shall have the right, but not the obligation, to:

(i)	remove the Excluded Assets at DMI’s sole cost and expense;

(ii)	store the Excluded Assets and to charge DMI all storage costs associated therewith;

(iii)	treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or

(iv)	exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.

DMI shall promptly reimburse NEWCO for all costs and expenses incurred by NEWCO in connection with any Excluded Assets not removed by DMI on or before the Closing Date.

8.6 Reports And Returns. DMI shall promptly after the Closing prepare and file all reports and returns required by Laws relating to the business of DMI as conducted using the Assets, to and including the Closing Date.

8.7 Assistance In Proceedings. DMI will cooperate with NEWCO and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any transaction contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving DMI or its business or any Shareholder.

8.8 Customer And Other Business Relationships. After the Closing, DMI will cooperate with NEWCO in its efforts to continue and maintain for the benefit of NEWCO those business relationships of DMI existing prior to the Closing and relating to the business to be operated by NEWCO after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and DMI will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. DMI will refer to NEWCO all inquiries relating to such business. Neither DMI nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of NEWCO to be engaged in after the Closing, including disparaging the name or business of NEWCO.

8.9 Retention Of And Access To Records. After the Closing Date, NEWCO shall retain for a period consistent with NEWCO’s record-retention policies and practices those records of DMI delivered to NEWCO. NEWCO also shall provide DMI and Shareholders reasonable access thereto, during normal business hours and on at least three (3) Business Days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, DMI shall provide NEWCO reasonable access to records that are Excluded Assets, during normal business hours and on at least three (3) Business Days’ prior written notice, for any reasonable business purpose specified by NEWCO in such notice.

8.10 Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of its obligations under this Agreement, and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

8.11 Maintenance. For the balance of any term for which DMI agreed to provide maintenance services to any Person listed on Schedule 3.18(c), NEWCO will provide such Person maintenance services; provided, however, that as used in this Section 8.11, the term “maintenance services” shall be limited to: (i) telephone hotline support provided during the hours of 8:00 a.m. to 5:00 p.m. CST, (ii) access to periodic upgrades of new versions of or enhancements to DMI’s Software licensed by the maintenance customers as they become available, and (iii) access to NEWCO’s customer support web site to retrieve new releases of DMI’s Software already licensed by such maintenance customer and to send and receive messages from NEWCO electronically concerning DMI’s Software; and provided further that Newco shall not be obligated to provide maintenance services to any Person listed on Schedule 3.18(c) in regard to the DMI Software Product known as DS Enterprise. Nothing in this Agreement shall be construed to create any obligation on the part of NEWCO to provide any other services to any Person.

8.12 Name Change. On or before the Closing Date, DMI shall (i) amend its articles of incorporation and take all other actions necessary to change its name to one sufficiently dissimilar to DMI’s current name, in NEWCO’s judgment, to avoid confusion and (ii) take all actions requested by NEWCO to enable NEWCO to change its name to DMI’s present name.

9. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

9.1 Survival of Representations.

(a) Except as set forth in Section 9.1(b) of this Agreement, the respective representations and warranties of DMI and NEWCO contained in this Agreement or in any Schedule, Exhibit, or certificate delivered pursuant to this Agreement shall survive the purchase and sale of the Assets pursuant to this Agreement for a period of thirty-six (36) months after the Closing Date.

(b) The representations and warranties contained in 3.1 (Authority and Enforceability), 3.4 (Capital Stock), 3.29 (Brokers’ or Finders’ Fees), 4.1 (Existence and Good Standing of NEWCO; Power and Authority) and 4.3 (Brokers’ or Finders’ Fees) shall survive indefinitely. The representations and warranties contained in Sections 3.16 (Intellectual Property) shall survive for a period of sixty (60) months after the Closing Date. The representations and warranties contained in Sections 3.14 (Taxes), 3.20 (Employee Benefit Plans) and 3.21 (Environmental Laws and Regulations) shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

9.2 Indemnification.

(a) DMI and Shareholders, jointly and severally, agree to indemnify and hold NEWCO and its Related Persons and its stockholders, officers, directors, employees, agents, successors and assigns (each a “NEWCO Indemnitee”), harmless on an after tax basis from and against any damages, losses, liabilities, penalties, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred, or paid, directly or indirectly, through application of DMI’s or NEWCO’s assets or otherwise, as a result of, in connection with or arising out of:

(i)	the failure of any representation or warranty made by DMI or any Shareholder in this Agreement (whether or not contained in Section 3) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement (other than pursuant to Section 3.14 (Taxes)) to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any “materiality”, “material adverse effect” or similar qualification and without giving effect to any knowledge qualification),

(ii)	any breach by DMI or any Shareholder of any of its covenants or agreements contained in this Agreement or in any other certificate, document, writing, or instrument delivered by DMI or any Shareholder pursuant to this Agreement,

(iii)	any claim made by any employee for severance, termination, or retention pay or benefits under any Employee Benefit Plan, or any policy, program, or arrangement that is sponsored by DMI, including any such plan covered by ERISA or the Code or pursuant to Section 5.10,

(iv)	any suit or claim of violation of any employment-related law brought against the NEWCO based upon any actions taken by DMI or any of its Related Persons,

(v)	any Indebtedness of DMI that is not taken into account in the final determination of the Purchase Price pursuant to Section 2 of this Agreement and remains outstanding on the Closing Date,

(vi)	any Loss arising out of or related to an Excluded Asset or Retained Liability,

(vii)	any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities,

(viii)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with DMI or any Shareholder (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement,

(ix)	any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions; or

(x)	any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as that term is defined by 29 U.S.C. sect. 2101(a)(6), caused by an action of DMI prior to the Closing or by NEWCO’s decision not to hire previous employees of DMI.

(b) NEWCO agrees to indemnify and hold DMI and its Related Persons and its shareholders, officers, directors, employees, agents, successors and assigns (other than DMI and its Subsidiaries) (each a “DMI Indemnitee”) harmless from and against Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by NEWCO in this Agreement (whether or not contained in Section 4) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (ii) any breach by NEWCO of any of its covenants or agreements contained herein.

(c) The obligations to indemnify and hold harmless pursuant to Section 9.2(a)(i) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof. The obligations to indemnify and hold harmless pursuant to Sections 5.10 and 9.2(a)(ii) through (x) shall survive the consummation of the transactions contemplated by this Agreement for an indefinite period.

9.3 Indemnification Procedure.

(a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.2 hereof (an “Indemnified Party”), including, any claim by a third party described in Section 9.4 that might give rise to indemnification under this Agreement, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate in the form of Exhibit 9.3(a) (the “Certificate”), which Certificate shall:

(i)	state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)	specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under this Agreement.

(b) If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within ten (10) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on its rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The Party that receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other Party.

(c) “Agreed Claims” are: (i) claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within ten (10) days of receipt of such Certificate, (ii) claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3(b), (iii) claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.3(b), and (iv) claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 9.4. Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

9.4 Third Party Claims.

(a) If a claim by a third party is made against any Indemnified Party, and if such Party intends to seek indemnity with respect thereto under this Section 9, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, however, that the failure to so notify shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b) The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that:

(i)	it is reasonably anticipated by the Indemnified Party that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by such Indemnified Party, and

(ii)	the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if:

(A)	the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation;

(B)	the claim seeks an injunction or equitable relief against the Indemnified Party;

(C)	the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party;

(D)	the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or

(E)	upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.

Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless:

(i)	the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim,

(ii)	the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or

(iii)	the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party.

So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity under this Agreement that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Section 9 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.

10. TERMINATION AND ABANDONMENT.

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(i)	by mutual consent of DMI, on the one hand, and of NEWCO, on the other hand;

(ii)	by any Party if the Closing shall not have occurred by October 31, 2004; provided, however, that the right to terminate this Agreement under this Section 10.1(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

(iii)	by DMI, on the one hand, or NEWCO, on the other hand, if there has been a Breach of any covenant or a Breach of any representation or warranty of NEWCO or DMI, respectively, which Breach would cause the failure of any condition precedent set forth in Section 6 or 7, as the case may be; provided, however, that any such Breach of a covenant or representation or warranty (if capable of being cured) has not been cured within ten (10) Business Days following receipt by the breaching Party of written notice of such Breach;

(iv)	by any Party, if there shall be any Law of any competent Governmental or Regulatory Authority that makes consummation of the transactions contemplated hereby, illegal or otherwise prohibited or if any Order of any competent authority prohibiting such transactions is entered; or

(v)	by NEWCO if there has been a Material Adverse Change with respect to DMI.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 by NEWCO, on the one hand, or DMI, on the other hand, written notice thereof shall be given to the other Party specifying the provision of Section 10.1 pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability under this Agreement on the part of NEWCO or DMI, except that the provisions of Section 5.3(b) (Confidentiality), Section 5.5 (Public Announcements), Section 10.1 (Termination), this Section 10.2 (Effect of Termination), Section 11.1 (Expenses), Section 11.2 (Governing Law) and Section 11.3 (Jurisdiction) shall survive any termination of this Agreement. Nothing in this Section 10.2 shall relieve any Party of liability for any breach of this Agreement.

11. MISCELLANEOUS.

11.1 Expenses. The Parties shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of its counsel and financial advisers. DMI shall be responsible for all expenses of DMI and its Subsidiaries relating to the transactions contemplated by this Agreement.

11.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed, enforced, and construed in accordance with the laws of the State of Georgia applicable to agreements executed and to be performed solely within such State.

11.3 Jurisdiction. Any judicial Proceeding brought against any of the Parties on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Georgia, or in the United States District Court for the Northern District of Georgia, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Georgia for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties. The prevailing Party or Parties in any such litigation shall be entitled to receive from the losing Party or Parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing Party or Parties. Each of the Parties agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth below shall be effective service of process for any Proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.3.

11.4 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

if to NEWCO, to

Demand Management, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, GA 30305

Telephone: (404) 261-4381

Facsimile: (404) 264-5256

Attn: J. Michael Edenfield

with a copy to

Holland & Knight LLP

One Atlantic Center, Suite 2000

1201 West Peachtree Street, N.E.

Atlanta, GA 30309

Telephone: (404) 817-8500

Facsimile: (404) 881-0470

Attn: James R. McGuone, Esq.

and if to DMI, to

Demand Management, Inc.

150 N. Meramec Suite 400
St. Louis, MO 63105

Telephone:	314-727-4448
Facsimile:	314-727-4782
Attn: Michael Campbell

with a copy to:

Stephen M. Hereford

9904 Clayton Road

St. Louis, Missouri 63124

Telephone: (314) 567-6770

Facsimile: (314) 567-6780

Attn: Stephen M. Hereford

And if to Shareholders to:

Stephen Johnston

And

Michael Campbell

or such other address or number as shall be furnished in writing by any such Party.

11.5 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party without the express written consent of the other Party, other than by operation of law; provided, however, that NEWCO may assign its rights, interests, and obligations under this Agreement (i) to any direct or indirect wholly owned Subsidiary of NEWCO and (ii) in connection with the transfer by NEWCO of all or substantially all of its capital stock and/or assets; provided, further, that if NEWCO makes any assignment referred to in (i) above, NEWCO shall remain liable under this agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and its heirs, executors, administrators, successors and permitted assigns. Any purported assignment in violation of the above shall be void and of no effect to transfer any right under this Agreement.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

11.7 Entire Agreement. This Agreement, including the other documents referred to herein that form a part hereof, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

11.8 Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by NEWCO and DMI or, in the case of a waiver, by the Party waiving compliance.

11.9 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.10 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

11.11 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN ANY OF THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE PARTIES TO THIS AGREEMENT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY OR PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

[SEE NEXT PAGE FOR SIGNATURE BLOCKS]

IN WITNESS WHEREOF, each of DMI, Shareholders and NEWCO has individually or caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

DEMAND MANAGEMENT, INC. (Georgia)

By:	/s/ J. Michael Edenfield
Name:	J. Michael Edenfield
Title:	Chairman

DEMAND MANAGEMENT, INC. (Missouri)

By:	/s/ Michael W. Campbell
Name:	Michael W. Campbell
Title:	President & CEO

/s/ Stephen Johnston Stephen Johnston

/s/ Michael Campbell Michael Campbell